Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of June 29, 2016 (this “Amendment”), is entered into among CoreLogic, Inc. (the “Company”), CoreLogic Australia Pty Limited, the Guarantors party hereto, the Lenders party hereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

A.    The Company, the other Borrowers from time to time party thereto, the Lenders and the Administrative Agent entered into that certain Amended and Restated Credit Agreement, dated as of April 21, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Existing Credit Agreement”).

B.    The Company has requested that (i) the Lenders agree to make certain amendments to the Existing Credit Agreement, so as to, among other things, provide for a new tranche of Incremental Term Loans thereunder, and (ii) certain Lenders provide such Incremental Term Loans.

C.    The Company has requested that the Existing Credit Agreement be amended to provide for the matters referred to above and that, as so amended, the Existing Credit Agreement for ease of reference be restated (after giving effect to this Amendment) in the form of Appendix A hereto.

D.    In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

1.    Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Amended Credit Agreement (as defined below), as the context may require.

2.    Amendment. Effective as of the date hereof (the “First Amendment Effective Date”), (a) the Existing Credit Agreement is hereby amended by this Amendment and for ease of reference restated (after giving effect to this Amendment) in the form of Appendix A hereto (the Existing Credit Agreement, as so amended by this Amendment, being referred to as the “Amended Credit Agreement”), (b) Schedule IB to the Existing Credit Agreement is hereby amended to read as provided on Schedule IB attached hereto (which Schedule IB shall include the 2016 Term Commitments as of the First Amendment Effective Date) and (c) Exhibit F to the Existing Credit Agreement is amended and restated in the form of the Exhibit F attached hereto. This Amendment and the Amended Credit Agreement constitute an Incremental Agreement for purposes of the Amended Credit Agreement, including Section 2.06(d) thereof.

3.    Effectiveness; Conditions Precedent. This Amendment shall be effective as of the date hereof when all of the conditions set forth in this Section 3 shall have been satisfied in form and substance satisfactory to the Administrative Agent.

(a)    Execution and Delivery of Agreement.    The Administrative Agent shall have received copies of this Amendment duly executed by the Borrowers, the Guarantors, the Required Lenders under the Existing Credit Agreement, each Lender that is providing any portion of the 2016 Term Loan under the Amended Credit Agreement, the Issuing Lender and the Administrative Agent.

(b)    Joinder Agreement. Receipt by the Administrative Agent of a joinder agreement duly executed by any Person that is providing a portion of the 2016 Term Loans if such Person is not currently a Lender under the Existing Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(c)    Notes. Receipt by the Administrative Agent of executed Notes in favor of each Lender requesting a Note with respect to the 2016 Term Loans, each properly executed by a Responsible Officer of the Borrower.

(d)    Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the date hereof, and in form and substance reasonably satisfactory to the Administrative Agent; provided that, it is understood and agreed that the foregoing opinions shall only be required with respect to Subsidiary Guarantors domiciled in Delaware or California or otherwise having in excess of 7.5% of Total Domestic Assets.

(e)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party.

(f)    Material Adverse Effect. There shall not have occurred any circumstance, development, event, condition, effect or change since December 31, 2015 that, individually or in the aggregate has resulted in a Material Adverse Effect.

(g)    Fees/Expenses.    The Company shall have paid all fees and expenses, if any, due and payable by the Company to the Administrative Agent, its counsel or any Lender under the Loan Documents.

4.    Ratification of Amended Credit Agreement; Acknowledgment of new Excluded Subsidiary. Each of the Loan Parties acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents as amended hereby. It is hereby acknowledged and agreed that CoreLogic Tax Collection Services, LLC meets the requirements to qualify as an “Excluded Subsidiary” under the Amended Credit Agreement, and will therefore not be required to act as a Subsidiary Guarantor and is hereby released from its guarantee and grant of security interest under the Loan Documents. The Administrative Agent is hereby authorized to execute and deliver any documents reasonably requested by the Company, at its expense, to evidence such release.

5.    Representations and Warranties. Each of the Loan Parties represents and warrants to the Lenders as follows:

(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment;

(b)    This Amendment has been duly executed and delivered by such Person and constitutes such Person's legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally;

(c)    No material consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment;

(d)    The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of such Person’s organization documents, (ii) violate, contravene or conflict with any Laws applicable to such Person except, in the case referred to in this clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (iii) violate or result in a default under any indenture or other material agreement or instrument binding upon the Company, any other Loan Party or any material assets of any Loan Party, or give rise to a right thereunder to require any payment to be made by any such Person;

(e)    After giving effect to this Amendment, the representations and warranties of the Company and each other Borrower set forth in Article IV of the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects (unless already qualified by materiality, in which case they shall be true and correct in all respects) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality, in which case they shall be true and correct in all respects) as of such earlier date; and

(f)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

6.    Counterparts/Telecopy/PDF. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or .pdf shall be effective as an original.

7.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

8.    Reference to and Effect on Existing Credit Agreement. Except as specifically modified herein, the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect and are each hereby ratified and confirmed. This Amendment shall be considered a Loan Document from and after the date hereof. The Loan Parties intend for the amendments to the Loan Documents set forth herein to evidence an amendment to the terms of the existing indebtedness of the Loan Parties to the Administrative Agent and the Lenders and do not intend for such amendments to constitute a novation in any manner whatsoever.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

COMPANY:    CORELOGIC, INC.

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Senior Vice President, General Counsel and Secretary
FOREIGN SUBSIDIARY
BORROWERS:
Executed by CORELOGIC AUSTRALIA PTY LIMITED in accordance with Section 127 of the
Corporations Act of 2001 (Cth)

By: /s/ David Randall Hayes
Signature of Director

David Randall Hayes
Full name of Director

By: /s/ Jim Louis Balas
Signature of Director/Secretary

Jim Louis Balas
Full name of Director/Secretary

CompuNet Credit Services, LLC
CoreLogic Acquisition Co. I, LLC
CoreLogic Acquisition Co. III, LLC
CoreLogic Acquisition Co. IV, LLC
CoreLogic Case-Shiller, LLC
CoreLogic Commercial Real Estate Services, Inc.
CoreLogic Credco, LLC
CoreLogic Credco of Puerto Rico, LLC
CoreLogic Dorado, LLC
CoreLogic Flood Services, LLC
CoreLogic Holdings II, Inc.
CoreLogic Information Resources, LLC
CoreLogic Background Data, LLC
CoreLogic Rental Property Solutions, LLC
CoreLogic Solutions, LLC
CoreLogic Spatial Solutions, LLC
CoreLogic Tax Services, LLC
CoreLogic Valuation Services, LLC
DataQuick Information Systems, Inc.
Decision Insight Information Group (U.S.) I, Inc.
Decision Insight Information Group (U.S.) III, LLC
EQECAT, INC.
LeadClick Media, LLC
Marshall & Swift/Boeckh, LLC
Multifamily Community Insurance Agency, LLC
New Decision Insight Information Group (U.S.) III, Inc.
RELS Reporting Services, L.L.C.
RES Direct, LLC
Screeners Advantage, LLC
Teletrack, LLC, each as a Grantor and Guarantor

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Senior Vice President and Secretary

CDS Business Mapping, LLC, as a Grantor and Guarantor

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title:     Senior Vice President, General Counsel and Secretary

CoreLogic Services, LLC
CoreLogic Default Information Services, LLC, each as a Grantor and Guarantor

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: President and Secretary

FNC, Inc.
FNC Holding Company, Inc.
FNC Brazil, Inc.
FNC Brazil Holding Company, Inc., each as a Grantor and Guarantor

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Secretary

ADMINISTRATIVE
AGENT:            BANK OF AMERICA, N.A.
as Administrative Agent

By: /s/ Angela Larkin
Name: Angela Larkin
Title: Assistant Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Pages Omitted]

Appendix A

Amended Credit Agreement

[See Attached]

APPENDIX A

Published Transaction CUSIP Number: 21870FAJ8
Published US Revolving Facility CUSIP Number: 21870FAL3
Published Multicurrency Revolving Facility CUSIP Number: 21870FAK5
Published Term Loan CUSIP Number: 21870FAM1

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
APRIL 21, 2015
by and among
CORELOGIC, INC.
CORELOGIC AUSTRALIA PTY LIMITED

and

other Foreign Subsidiary Borrowers From Time to Time Party Hereto
The Lenders From Time to Time Party Hereto

and
SUNTRUST BANK and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents,

CITIBANK, N.A.
and
MUFG UNION BANK, N.A.,
as Co-Senior Managing Agents

BANK OF AMERICA, N.A.,
as the Administrative Agent, the Collateral Agent and the Issuing Lender

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
JPMORGAN CHASE BANK, N.A., and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
JPMORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC,
SUNTRUST ROBINSON HUMPHREY, INC.,
U.S. BANK NATIONAL ASSOCIATION,
as Joint Bookrunners

SCHEDULE IA        -     Revolving Lenders and Revolving Commitments
SCHEDULE IB     -     Term Lenders and Term Commitments
SCHEDULE IC     -     Existing Letters of Credit
SCHEDULE II        -     Disclosed Matters
SCHEDULE III     -     Subsidiary Guarantors on Closing Date
SCHEDULE IV     -     Subsidiaries; Excluded Subsidiaries
SCHEDULE V        -     Existing Indebtedness
SCHEDULE VI     -     Existing Liens
SCHEDULE VII     -     Real Estate
SCHEDULE VIII     -     Existing Guarantees
SCHEDULE IX     -     Administration Contacts
SCHEDULE X     -      Post-Closing Obligations

EXHIBIT A     -     Form of Administrative Questionnaire
EXHIBIT B     -     Form of Assignment and Assumption
EXHIBIT C     -     Form of Compliance Certificate
EXHIBIT D     -     Form of Opinions of Counsel to the Loan Parties
EXHIBIT E     -     Form of Financial Condition Certificate
EXHIBIT F     -     Form of Interest Election Request
EXHIBIT G     -     Forms of U.S. Tax Compliance Certificate

AMENDED AND RESTATED CREDIT AGREEMENT
AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 21, 2015, among CORELOGIC, INC., CORELOGIC AUSTRALIA PTY LIMITED and the other FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, ROYAL BANK OF CANADA, SUNTRUST ROBINSON HUMPHREY, INC. and U.S. BANK NATIONAL ASSOCIATION, as the Co-Documentation Agents, JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Co-Syndication Agents, and BANK OF AMERICA, N.A., as the Administrative Agent, Collateral Agent and Issuing Lender (this “Agreement”).
The Borrowers, the lenders party thereto, Bank of America, N.A., as Administrative Agent, and certain other Persons are party to that certain Credit Agreement dated as of September 18, 2013 (as amended prior to the date hereof, the “Existing Credit Agreement”) and the Borrowers, the Administrative Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement in its entirety upon and subject to the terms and conditions set forth herein.
In connection with the amendment and restatement of the Existing Credit Agreement, the Borrowers have requested that the Lenders provide a term loan facility, a U.S. dollar revolving credit facility and a multicurrency revolving credit facility, and the Lenders have indicated their willingness to lend and the Issuing Lender has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2016 Term Availability Period” means the period from and including the First Amendment Effective Date to the earliest of (a) 60 days subsequent to the First Amendment Effective Date, (b) the Termination Date and (c) the date of termination in full of the 2016 Term Commitments.
“2016 Term Borrowing” means, with respect to the borrowings made under the 2016 Term Facility, (a) all ABR Loans made or converted on the same date or (b) all Eurocurrency Loans that have the same Interest Period. For purposes hereof, the date of a 2016 Term Borrowing comprising one or more 2016 Term Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such 2016 Term Loan or 2016 Term Loans.
“2016 Term Commitment” means, with respect to any Lender, the obligation of such Lender, if any, to make a 2016 Term Loan to the Company during the 2016 Term Availability Period in a principal amount not to exceed the amount set forth under the heading “2016 Term Commitment” opposite such Lender’s name on Schedule IB. The aggregate amount of the 2016 Term Commitments is $525,000,000.
“2016 Term Commitment Fees” has the meaning assigned to such term in Section 2.09(a).
“2016 Term Facility” means the 2016 Term Commitments and the 2016 Term Loans made thereunder.
“2016 Term Lender” means each Lender that has a 2016 Term Commitment or that holds a 2016 Term Loan.
“2016 Term Loan” has the meaning assigned to such term in Section 2.01(c).

“2016 Term Percentage” means, with respect to any 2016 Term Lender at any time, the percentage which such 2016 Term Lender’s 2016 Term Commitment then constitutes of the aggregate 2016 Term Commitments (or, at any time after the 2016 Term Loans are made, the percentage which the aggregate principal amount of such 2016 Term Lender’s 2016 Term Loans then outstanding constitutes of the aggregate principal amount of the 2016 Term Loans then outstanding).
“2021 Senior Notes” means the $400,000,000 aggregate principal amount of 7.25% senior notes due 2021 issued by the Company pursuant to the 2021 Senior Notes Indenture.
“2021 Senior Notes Indenture” means the indenture dated as of May 20, 2011, among the Company, the guarantors party thereto and Wilmington Trust Company FSB, as trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means the acquisition by the Company or any of its Subsidiaries (by purchase or otherwise) of all or substantially all of the business, property or fixed assets of, or the Capital Stock of, any Person or any division, business unit or line of business of any Person.
“Additional Collateral Documents” has the meaning assigned to such term in Section 6.09(b).
“Adjusted Eurocurrency Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.
“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder and shall include any successor Administrative Agent.
“Administrative Agent Fee Letter” means the letter agreement, dated as of the Closing Date, between the Company and the Administrative Agent.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or in any other form approved by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Company or any of its Subsidiaries; and (b) none of the Subsidiaries of the Company shall be Affiliates of the Company.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the Adjusted Eurocurrency Rate for a Eurocurrency Loan in Dollars with a one-month interest period commencing on such day plus 1.00%, and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. For purposes of this definition, Adjusted Eurocurrency Rate shall be determined using Adjusted Eurocurrency Rate as otherwise determined by the Administrative Agent in accordance with the definition of Adjusted Eurocurrency Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, Adjusted Eurocurrency Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurocurrency Rate, as the case may be.
“Applicable Rate” means with respect to any Revolving Loan, Closing Date Term Loan or 2016 Term Loan that is a Eurocurrency Loan or an ABR Loan, or with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, respectively, opposite the applicable Leverage Ratio then in effect:

Level	Total Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
1	> 3.50	2.00%	1.00%	0.40%
2	>2.50	1.75%	0.75%	0.35%
3	>1.50	1.50%	0.50%	0.30%
4	≤1.50	1.25%	0.25%	0.25%

provided that (i) for purposes of the foregoing, the initial Applicable Rate shall be as set forth in Level 2 and (ii) any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c) (commencing following the first full Fiscal Quarter ending after the Closing Date); provided that (x) the Applicable Rate for any Incremental Term Loan shall be set forth in the relevant Incremental Agreement and (y) if a Compliance Certificate is not delivered when due in accordance with such Section 6.01(c), then, upon the request of the Required Lenders, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.
“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” means any single Disposition or related series of Dispositions by the Company or any of its Subsidiaries to any Third Party of (a) any of the Capital Stock of any of the Company’s Subsidiaries, (b) substantially all of the assets of any division or line of business of the Company or any of its Subsidiaries outside of the ordinary course of business, or (c) any other assets (whether tangible or intangible) of the Company or any of its Subsidiaries (other than (x) any such other assets to the extent that the aggregate value of such other assets Disposed of in any single Disposition or related series of Dispositions is equal to $10,000,000 or less and (y) Securitization Assets disposed of in a Securitization Financing).
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds that are Eligible Assignees and are managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender as assignor and an assignee (with the consent of each Person whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.
“Australian Borrower” means a Foreign Subsidiary Borrower that is a resident of Australia for the purposes of the Australian Tax Act.
“Australian Dollars” means the lawful currency of Australia.

“Australian Tax Act” means the Income Tax Assessment Act 1997 (Cth), the Income Tax Assessment Act 1936 (Cth) and/or the Taxation Administration Act 1953 (Cth), as appropriate.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company or any Foreign Subsidiary Borrower, as applicable.
“Borrowing” means a Revolving Borrowing or a Term Borrowing.
“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03, which shall be a form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of such Borrower.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and:
(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;
(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
(c)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollars” means the lawful currency of Canada.
“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Securities” means preferred securities issued by a Subsidiary of the Company organized as a Delaware business trust that are redeemable, at the option of such issuer, ten years or more after the issuance thereof, which securities are guaranteed by the Company and the proceeds of which are invested in junior subordinated securities of the Company.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing (but excluding, for the avoidance of doubt, Convertible Securities).
“Cash Equivalents” means (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after the date of acquisition thereof or other durations approved by the Administrative Agent; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, each having maturities of not more than 12 months from the date of acquisition thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least “A-1” or “P-1” (or long-term ratings of at least “A2” or “A”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 1 or VMIG 1 from Moody’s (or the equivalent thereof); (c) commercial paper maturing not more than 12 months after the date of creation thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s; (d) domestic and Eurocurrency certificates of deposit or bankers’ acceptances maturing within 12 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank that has combined capital and surplus of not less than $500,000,000; (e) repurchase agreements with a term of not more than 30 days or other durations approved by the Administrative Agent for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the requirements specified in clause (d) above or with any securities dealer of recognized national standing; (f) shares of investment companies registered under the Investment Company Act of 1940, as amended, or money market funds that invest solely in one or more of the types of investments referred to in clauses (a) through (e) above; (g) in the case of any Foreign Subsidiary, high quality, short-term liquid Investments comparable to the types of Investments described in clauses (a) through (f) above made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices or for bona fide business purposes and not for speculation; and (h) other high quality short term liquid Investments or types of Investments approved by the Administrative Agent.
“Cash Management Agreement” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Company or any of its Subsidiaries and a Lender Counterparty, as amended, modified, extended, restated, replaced or supplemented from time to time.
“Cash Management Practices” means the cash, Cash Equivalent and short-term investment management practices of the Loan Parties or their respective Subsidiaries as approved by the board of directors or the principal financial, accounting officer or treasurer of the Company from time to time, including in respect of netting services, overdraft protection or credit cards, and any Indebtedness of the Loan Parties or their respective Subsidiaries incurred in the ordinary course of business having a maturity of 92 days or less representing borrowings from any financial institution with which the Loan Parties or their respective Subsidiaries have a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash and Cash Equivalents purchased by the relevant Loan Party or Subsidiary with the proceeds of such borrowings.
“CFC” means a corporation that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means (a) the adoption of any law, rule or regulation after Closing Date, (b) any change in any law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith as well as Basel III and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities (the foregoing, “Dodd-Frank/Basel III Changes in Law”) shall each be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued (provided that no Lender shall claim compensation for any Dodd-Frank/Basel III Change in Law unless such Lender is seeking similar and proportionate compensation from other similarly situated borrowers (to the extent that, with respect to such Change in Law, such Lender has the right to do so under its credit facilities with similarly situated borrowers).
“Change of Control” means that during any period of 25 consecutive calendar months, (i) a majority of the board of directors of the Company shall no longer be composed of individuals (a) who were members of said board on the Closing Date, (b) whose election or nomination to said board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of said board or (c) whose election or nomination to said board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of said board or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Company.
“Closing Date” means the date of this Agreement.
“Closing Date Term Borrowing” means, with respect to the borrowings made under the Closing Date Term Facility, (a) all ABR Loans made or converted on the same date or (b) all Eurocurrency Loans that have the same Interest Period. For purposes hereof, the date of a Closing Date Term Borrowing comprising one or more Closing Date Term Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Closing Date Term Loan or Closing Date Term Loans.
“Closing Date Term Commitment” means, with respect to any Lender, the obligation of such Lender, if any, to make a Closing Date Term Loan to the Company on the Closing Date in a principal amount not to exceed the amount set forth under the heading “Closing Date Term Commitment” opposite such Lender’s name on Schedule IB. The aggregate amount of the Closing Date Term Commitments on the Closing Date was $850,000,000.
“Closing Date Term Facility” means the Closing Date Term Commitments and the Closing Date Term Loans made thereunder.
“Closing Date Term Lender” means each Lender that has a Closing Date Term Commitment or that holds a Closing Date Term Loan.
“Closing Date Term Loan” has the meaning assigned to such term in Section 2.01(b).
“Closing Date Term Percentage” means, with respect to any Closing Date Term Lender at any time, the percentage which such Closing Date Term Lender’s Closing Date Term Commitment then constitutes of the aggregate Closing Date Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Closing Date Term Lender’s Closing Date Term Loans then outstanding constitutes of the aggregate principal amount of the Closing Date Term Loans then outstanding).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.
“Collateral Agent” means Bank of America, N.A., in its capacity as Collateral Agent for the benefit of the Secured Parties under the Collateral Documents and shall include any successor Collateral Agent.
“Collateral Documents” means, and includes each of, the Guarantee and Collateral Agreement, any Reaffirmation Agreement, any Additional Collateral Document and all other security documents that may be entered into from time to time after the Closing Date by the Company or any Subsidiary of the Company granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Commitment” means, as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.
“Commitment Fees” means the Revolver Commitment Fees and/or the 2016 Term Commitment Fees, as the context may require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” means CoreLogic, Inc., a Delaware corporation.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C annexed hereto delivered to the Administrative Agent and Lenders by the Company pursuant to Section 6.01(c).
“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, an amount equal to (a) Consolidated Net Income plus (b) to the extent the following items are deducted in calculating such Consolidated Net Income, the sum, without duplication, of the amounts for such period of (i) Consolidated Interest Expense, (ii) taxes computed on the basis of income, (iii) total depreciation expense, (iv) total amortization expense (including amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and Commitment Fees) of such Person determined on a consolidated basis for such period), (v) any expenses or charges incurred in connection with any issuance of debt or equity securities (including upfront fees payable in respect of bank facilities), (vi) any fees and expenses related to Acquisitions and Investments permitted hereunder (or consented to) or acquisitions consummated prior to the Closing Date, (vii) any other non-cash charges (including, without limitation, impairment charges and excluding any such non-cash charges representing an accrual or reserve for expected cash items in any future period), (viii) any deduction for minority interest expense, (ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, (x) restructuring charges, reserves, severance and other transformational charges and other non-recurring and unusual expenses (i) in connection with the Technology Transformation Initiative not to exceed, in any four-Fiscal Quarter period, an aggregate amount equal to $15,000,000 and (ii) otherwise, not to exceed, in any four-Fiscal Quarter period, an aggregate amount equal to the greater of $30,000,000 and 5% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any addback pursuant to this clause (x)(ii) and less any amounts added back to Consolidated Adjusted EBITDA pursuant to the proviso in the definition of “Pro Forma Basis”) and (xi) unrealized losses in respect of Swap Agreements (but adding any realized losses to the extent not deducted in calculating such Consolidated Net Income) and minus (c) to the extent the following items are added in calculating such Consolidated Net Income, the sum, without duplication, of the amounts for such period of (i) any non-recurring gains, (ii) any non-cash gains, (iii) unrealized gains in respect of Swap Agreements (but deducting any realized gains to the extent not included in calculating such Consolidated Net Income) and (iv) any gains arising as a result of the repurchase of Existing Notes at a discount, all of the foregoing as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.
“Consolidated Companies” means the Company and its Subsidiaries.
“Consolidated Interest Expense” means, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Swap Agreements accrued during such period (whether or not actually paid or received during such period).
“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Subject Person or is merged into or consolidated with the Subject Person or any of its Subsidiaries or that Person’s assets are acquired by the Subject Person or any of its Subsidiaries, (b) any after-tax gains or losses, and any related fees and expenses, in each case to the extent attributable to Asset Sales or returned surplus assets of any Plan, (c) any currency gains and losses, and (d) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses.
“Consolidated Total Debt” means, as at any date, the aggregate principal amount of Indebtedness reflected on the consolidated balance sheet of the Company as of such date; provided that, for the avoidance of doubt, unamortized costs shall not be deducted from the aggregate principal amount of Indebtedness of the Company for purposes of such calculation.
“Consolidated Total Senior Secured Debt” means, as at any date, the principal amount of all Consolidated Total Debt that is not subordinated to the Obligations and that is secured by a first priority Lien on any assets of the Company and its Subsidiaries.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Securities” means any Indebtedness of the Company or any Subsidiary of the Company that is or will become, upon the occurrence of certain specified events or after the passage of a specified amount of time, convertible into or exchangeable for Capital Stock of the Company or any Subsidiary of the Company, cash or any combination thereof.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Company, the Administrative Agent, the Issuing Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such Lender notifies the Administrative Agent and the Company in writing that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-in Action, provided that a Lender shall not be a Defaulting Lender solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.
“Designated Jurisdiction” means, at any time, a country, territory or region which is subject to comprehensive economic sanctions by the United States that broadly restrict trade and investment with that country, territory or region (at the time of this Agreement, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule II.
“Disposition” means, with respect to any property, any sale, lease, Sale/Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dissenting Lender” has the meaning specified in Section 10.02(c).
“Dollar Equivalent” of an amount denominated in a currency other than Dollars means, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 12:00 Noon (New York time) on the date two Business Days prior to the date of any determination thereof (or, in the case of any determination pursuant to the definition of “Required Lenders”, on the date of determination) for purchase on such date of determination.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of the United States or any state thereof.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.04(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30- day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or the failure by Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan pursuant to Section 4042 of ERISA; (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Company or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any written notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in Reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” means the single currency of participating member states of the European Union.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.
“Eurocurrency Rate” means, for any Interest Period, with respect to any Borrowing:
(a)    denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(b)    denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00 a.m., Toronto, Ontario time, on the Rate Determination Date with a term equivalent to such Interest Period;
(c)    denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m., Melbourne, Australia time, on the Rate Determination Date with a term equivalent to such Interest Period;
(d)    denominated in New Zealand Dollars, the rate per annum equal to the Bank Bill Reference Bid Rate (“BKBM”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:45 a.m., Auckland, New Zealand time, on the Rate Determination Date with a term equivalent to such Interest Period;
provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Event of Default” has the meaning assigned to such term in Article VIII.
“Excluded Domestic Subsidiaries” means (a) any Subsidiary that is a Foreign Subsidiary Holdco, (b) any Domestic Subsidiary that is a Subsidiary of an Excluded Foreign Subsidiary, (c) any Domestic Subsidiary that constitutes a Securitization Subsidiary and (d) as of any date of determination, any Domestic Subsidiary that constitutes less than 5% of Total Domestic Assets; provided that, notwithstanding the above, at all times the assets of the Company and the Subsidiary Guarantors that are Domestic Subsidiaries must be equal to or greater than 90% of Total Domestic Assets.
“Excluded Foreign Subsidiary” means any Foreign Subsidiary that is a CFC in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Company, result in adverse tax consequences to the Company.
“Excluded Subsidiary” means any Excluded Domestic Subsidiary and any Foreign Subsidiary.
“Excluded Swap Obligation” means with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, the Issuing Lender, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits or similar

Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of or a resident of, having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Tax or backup withholding Tax that is imposed by the United States of America on amounts payable to or for the account of such Lender (other than an assignee pursuant to a request by the Company or any Borrower under Section 2.16(b)) at the time such Lender becomes a party to this Agreement or changes its lending office, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company or any Borrower or such Lender was entitled to receive such additional amounts immediately before it changed its lending office, (c) any withholding Tax or backup withholding Tax that is attributable to a Lender’s failure or inability to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the Recitals hereto.
“Existing Letters of Credit” means the letters of credit listed on Schedule IC hereto, which were issued under the Existing Credit Agreement and are outstanding on and as of the Closing Date.
“Existing Note Documents” means the indentures and/or trust agreements pursuant to which the Existing Notes were issued.
“Existing Notes” means the (a) 7.55% senior debentures of the Company, due August 2028, (b) the 2021 Senior Notes and (c) the notes of the Company, due March 2016, in favor of Speedy Title & Appraisal Review Services LLC.
“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.17.
“Extended Term Loans” has the meaning assigned to such term in Section 2.17.
“Extending Lender” has the meaning assigned to such term in Section 2.17.
“Extension” has the meaning assigned to such term in Section 2.17.
“Extension Agreement” has the meaning assigned to such term in Section 2.17.
“Extension Offers” has the meaning assigned to such term in Section 2.17.
“Facility” means each of the Term Facility, each Revolving Facility and any Incremental Term Facility.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date, and any current or future regulations or official interpretations thereof (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement between the United States and one or more other governmental authorities that is entered into in order to facilitate compliance with the foregoing.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letters” means the Administrative Agent Fee Letter and the Joint Fee Letter.
“FEMA” means the Federal Emergency Management Agency.

“Final Maturity Date” means, as at any date, the latest to occur of (a) the Termination Date, (b) the maturity date in respect of any outstanding Extended Revolving Commitments and (c) the maturity date in respect of any outstanding Incremental Term Loans.
“First Amendment Effective Date” means June 29, 2016.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (a) such Lien has priority over any other Lien on such Collateral and (b) such Lien is the only Lien (other than Liens permitted pursuant to Section 7.02) to which such Collateral is subject.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.
“Foreign Lender” means, (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, any Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Borrower” means CoreLogic Australia Pty Limited and any other Foreign Subsidiary designated as a Borrower pursuant to Section 2.19.
“Foreign Subsidiary Holdco” means any Subsidiary, all (other than an immaterial amount) of the assets of which constitute Capital Stock of one or more Excluded Foreign Subsidiaries.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of March 25, 2014, executed by the Company and each Subsidiary Guarantor (as amended, modified, extended, restated, replaced or supplemented from time to time, including any Reaffirmation Agreement with respect thereto).
“Guaranties” means (a) the Guarantee and Collateral Agreement and (b) any guaranty entered into by any Subsidiary of the Company pursuant to Section 6.09.
“Guarantor” means (a) any Subsidiary Guarantor and (b) with respect to the Obligations of the Foreign Subsidiary Borrowers, the Company.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Incremental Agreement” has the meaning assigned to such term in Section 2.06(d).
“Incremental Closing Date” has the meaning assigned to such term in Section 2.06(d).
“Incremental Lender” means an Incremental Revolving Lender or Incremental Term Lender.
“Incremental Revolving Increase” has the meaning assigned to such term in Section 2.06(d).
“Incremental Revolving Lender” has the meaning assigned to such term in Section 2.06(d).
“Incremental Term Facility” has the meaning assigned to such term in Section 2.06(d).
“Incremental Term Lender” has the meaning assigned to such term in Section 2.06(d).
“Incremental Term Loan” has the meaning assigned to such term in Section 2.06(d).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including surplus debentures or notes whether or not characterized as liabilities for purposes of GAAP and non-perpetual preferred stock requiring redemption or repurchase on or prior to the date that is 181 days following the Final Maturity Date (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) have been paid in full in cash, the Commitments have been terminated and no Letters of Credit are outstanding) and any option exercisable in respect thereof to the extent of such redemption or repurchase), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding current accounts payable incurred in the ordinary course of business) that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business) that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit, (i) all drawn obligations of such Person as an account party in respect of letters of guaranty and with respect to letters of guaranty in respect of Indebtedness of others, all obligations, contingent or otherwise of such Person as an account party in respect thereof, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) indebtedness or similar financing obligations of such Person under any Securitization Financing and (l) for purposes of Article VIII(f) only, the Swap Termination Value of any Swap Agreement; provided that Indebtedness shall include the aggregate liquidation preference of all Capital Securities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvent” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.05 and in the form of Exhibit F hereto.
“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period that is more than three months long, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period, (c) with respect to any Revolving Loan, upon termination of the Revolving Commitments and (d) with respect to any Term Loan, on the maturity date in respect of such Term Loan.
“Interest Period” means (a) for any Borrowing (other than an ABR Borrowing), the Interest Period of the Loan or Loans constituting such Borrowing; and (b) (i) for any Revolving Loan that is a Eurocurrency Loan, the period commencing on the date of such Revolving Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or (if agreed to by all Lenders) twelve months thereafter, as specified in the applicable Borrowing Request or Interest Election Request and (ii) for any Term Loan that is a Eurocurrency Loan, the period commencing on the date of such Term Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or (if agreed to by all Lenders) twelve months thereafter, as specified in the applicable Interest Election Request; provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.
“Investment” means (a) any purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of, any other Person (other than a Person that prior to such purchase or acquisition was a Subsidiary (other than any Excluded Subsidiary) of the Company) or (b) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Company or any of its Subsidiaries to any Person, including all indebtedness and accounts receivable from any Third Party that are not current assets or did not arise from sales to such Third Party in the ordinary course of business. The amount of any Investment shall be (i) the original cost of such Investment minus (ii) the lesser of (A) the aggregate amount of any repayments, redemptions, dividends or distributions thereon or proceeds from the sale thereof, in each case to the extent of cash payments (including any cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) actually received by the Company or the applicable Subsidiary of the Company, and (B) the aggregate amount described in the immediately preceding clause (i).
“IP Collateral” means the intellectual property Collateral under the Guarantee and Collateral Agreement.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Company (or any Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means (i) Bank of America or any affiliate thereof and (ii) if designated as an Issuing Lender pursuant to Section 3.01(b), JPMorgan Chase Bank, N.A. or any affiliate thereof, each in its capacity as issuer of any Letter of Credit. References to “the Issuing Lender” herein shall refer to the Lender or affiliate that is being requested to issue the Letter of Credit in question or that has issued such Letter of Credit.
“Japanese Yen” means the lawful currency of Japan.
“Joint Fee Letter” means the letter agreement, dated as of March 25, 2015, between the Company and the Joint Lead Arrangers.
“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, limited liability company, partnership or other legal form in which the Company and its Subsidiaries own less than 100% of the equity of such Person and the remaining equity is owned by one or more Third Parties.
“L/C Commitment” means an amount equal to the lesser of (a) $50,000,000 and (b) the U.S. Revolving Facility. The L/C Sublimit is part of, and not in addition to, the U.S. Revolving Facility.
“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including the Dollar Equivalent of the undrawn and unexpired amount of the then outstanding Letters of Credit denominated in a Multicurrency other than Dollars) and (b) the aggregate amount of drawings under Letters of Credit (including the Dollar Equivalent of any drawings under Letters of Credit denominated in a Multicurrency other than Dollars) that have not then been reimbursed pursuant to Section 3.05.
“L/C Participants” means the collective reference to all the Revolving Lenders having US Revolving Commitments other than the Issuing Lender.
“Lender Counterparties” means and includes any Lender and any Affiliate thereof party to a Swap Agreement or a Cash Management Agreement (notwithstanding if the respective Lender subsequently ceases at any time to be a Lender under this Agreement for any reason), together with such Lender’s or Affiliate’s successors and assigns (if any).
“Lenders” means the Revolving Lenders, the Term Lenders and the Incremental Term Lenders, other than any such Revolving Lender, Term Lender or Incremental Term Lender that ceases to be a party hereto pursuant to an Assignment and Assumption or Section 10.02(c).
“Letters of Credit” has the meaning assigned to such term in Section 3.01(a).
“LIBOR Quoted Currency” means Dollars, Euros, Pounds and Japanese Yen.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan” means any Revolving Loan or any Term Loan made by any Lender pursuant to this Agreement.
“Loan Documents” means this Agreement, the Guaranties, the Fee Letters, the Notes, any Extension Agreement, any Incremental Agreement and the Collateral Documents.
“Loan Party” means each Borrower and each Subsidiary Guarantor, and “Loan Parties” means all such Persons, collectively.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Majority-Owned Subsidiary” means a Subsidiary that is not a Wholly-Owned Subsidiary of the Company.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.
“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement and the other Loan Documents, taken as a whole, or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents, taken as a whole.
“Material Disposition” means any Disposition of property or series of related Dispositions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.
“Material Indebtedness” means Indebtedness, including obligations in respect of one or more Swap Agreements of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $55,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.
“Minimum Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument.
“Mortgage Policy” means a lender’s title insurance policy (Form 2006).
“Mortgaged Property” means any Real Property having a fair market value of $10,000,000 or more and which is owned by the Company or any Subsidiary Guarantor and required to be subject to a Mortgage pursuant to Section 6.09(b).
“Multicurrency” means any LIBOR Quoted Currency, Canadian Dollars, New Zealand Dollars or Australian Dollars.
“Multicurrency Equivalent” for a currency means the rate determined by the Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Multicurrency.
“Multicurrency Overnight Rate” means with respect to a currency other than Dollars, the rate per annum determined by the Administrative Agent to represent its cost of overnight or short-term funds in such currency (which determination shall be conclusive absent manifest error) plus the Applicable Rate then in effect with respect to Eurocurrency Loans; provided, that any same-day Borrowings shall be determined by the principal London office of the Administrative Agent.
“Multicurrency Revolving Commitment” means, with respect to each Multicurrency Revolving Lender, the commitment of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or increased from time to time pursuant to Section 2.17 and (b) reduced or increased from time to time pursuant to assignments by or to such Multicurrency Revolving Lender pursuant to Section 10.04. The initial amount of each Multicurrency Revolving Lender’s Multicurrency Revolving Commitment is set forth on Schedule IA or in the Assignment and Assumption pursuant to which such Multicurrency Revolving Lender shall have assumed its Multicurrency Revolving Commitment, as applicable. The aggregate amount of the Multicurrency Revolving Lenders’ Multicurrency Revolving Commitments is $100,000,000.
“Multicurrency Revolving Credit Exposure” means, with respect to any Multicurrency Revolving Lender at any time, the sum of the aggregate outstanding principal amount at such time of such Multicurrency Revolving Lender’s Multicurrency Revolving Loans (including the Dollar Equivalent of Multicurrency Revolving Loans denominated in a Multicurrency other than Dollars).
“Multicurrency Revolving Facility” means the Multicurrency Revolving Commitments and the extensions of credit made thereunder.
“Multicurrency Revolving Lender” means each Lender that has a Multicurrency Revolving Commitment or that holds a Multicurrency Revolving Loan.
“Multicurrency Revolving Loan” has the meaning assigned to such term in Section 2.01(a).
“Multicurrency Revolving Percentage” means, with respect to any Multicurrency Revolving Lender, the percentage of the total Multicurrency Revolving Commitments represented by such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment; provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “Multicurrency Revolving Percentage” shall mean the percentage of the total Multicurrency Revolving Commitments (disregarding any Defaulting Lender’s Multicurrency Revolving Commitment) represented by such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment. If the Multicurrency Revolving Commitments have terminated or expired, the Multicurrency Revolving Percentages shall be determined based upon the Multicurrency Revolving Commitments most recently in effect, giving effect to any assignments and to any Multicurrency Revolving Lender’s status as a Defaulting Lender at the time of determination.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“National Joint Venture” means a Joint Venture between the Company and/or one or more of its Subsidiaries, on the one hand, and a customer or client of the Company and/or any Subsidiary thereof, on the other hand, in which the Company and its Subsidiaries collectively own between 50% and 51% of the Capital Stock of the Joint Venture.
“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document or granted to the Company or any of its Subsidiaries) and other customary fees and expenses actually incurred in connection therewith, net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of reserves reasonably established to fund contingent liabilities (including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligation, in each case as associated with such Asset Sale) and (b)

in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“New Zealand Dollars” means the lawful currency of New Zealand.
“Note” or “Notes” has the meaning given to such term in Section 2.07(f).
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be a form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Obligations” means all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of, or which may arise under, this Agreement or any other Loan Document, including principal, interest, fees, premiums, scheduled periodic payments, breakage, termination and other payments, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Loan Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Lender, the Issuing Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between the Lender, the Issuing Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from the Lender, the Issuing Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, including any interest, additions to tax or penalties applicable thereto, except such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.16(b)).
“Participant Register” had the meaning assigned to such term in Section 10.04(d).
“Patriot Act” has the meaning assigned to such term in Section 10.14.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means (a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 6.04; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VIII; (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; (g) leases, licenses, subleases or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business and not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole, and any interest or title of a lessor, sublessor or licensor under any lease, sublease or license, as applicable; (h) with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion; and (i) restrictions on funds held for payroll customers pursuant to obligations to such customers; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledged Collateral” means the “Pledged Collateral” as defined in the Guarantee and Collateral Agreement.
“Pounds” means the lawful currency of the United Kingdom.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate. The Prime Rate is set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Pro Forma Basis” means, in connection with (a) any Material Acquisition, (b) any Material Disposition or (c) any incurrence or repayment of Indebtedness in connection therewith that the calculation of the Senior Secured Leverage Ratio and Total Leverage Ratio shall be deemed to have occurred as of the first day of the most recent four Fiscal Quarter period preceding the date of such Material Acquisition or Material Disposition for which financial statements are required to be delivered pursuant to Section 6.01, in each case including (i) pro forma adjustments arising out of events which are directly attributable to any proposed Material Acquisition or any Material Disposition that are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the staff of the Securities and Exchange Commission, (ii) pro forma adjustments determined in good faith by the Company arising out of operating and other expense reductions attributable to such transaction being given pro forma effect that (1) have been realized or (2) will be implemented following such transaction and are supportable and quantifiable and, in each case, including (A) reduction in personnel expenses, (B) reduction of costs related to administrative functions, (C) reduction of costs related to leased or owned properties and (D) reductions from the consolidation of operations and streamlining of corporate overhead, and (iii) such other adjustments as determined in good faith by Company, in each case as certified by an officer of Company; provided that in the case of any pro forma adjustments pursuant to clauses (i) through (iii) above for any test of the Senior Secured Leverage Ratio or Total Leverage Ratio, the amount of adjustments shall not exceed, when combined with any amounts added back to Consolidated Adjusted EBITDA pursuant to clause (x)(ii) thereof, an aggregate amount equal to the greater of $30,000,000 and 5% of Consolidated Adjusted EBITDA for the applicable four Fiscal Quarter Period (calculated prior to giving effect to the adjustments pursuant to clauses (i) through (iii) above)) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired and the consolidated financial statements of the Company and its Subsidiaries (and assuming that any such Indebtedness to be incurred bears interest during any portion of the applicable Reference Period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination).
“Pro Forma Test Period” has the meaning assigned to such term in Section 7.06(d).

“Projections” means a detailed consolidated budget for the following Fiscal Year, including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto.
“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Collateral Agent, desirable in order to create or perfect Liens on any IP Collateral.
“Qualified Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $150,000,000; provided that, no more than one (1) Qualified Acquisition shall occur during the term of this Agreement.
“Quarterly Dates” means the last day of March, June, September and December in each year, the first of which shall be the first such day after the Closing Date); provided that if any Quarterly Date would end on a day other than a Business Day, such Quarterly Date shall be the next preceding Business Day.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Real Property” of any Person means all the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.
“Register” has the meaning set forth in Section 10.04(c).
“Reaffirmation Agreement” means that certain reaffirmation agreement, dated as of the Closing Date, executed by the Company and each Subsidiary Guarantor.
“Reimbursement Obligation” means the obligation of the applicable Borrower to reimburse the Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.
“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans pursuant to Section 2.08(c) as a result of the delivery of a Reinvestment Notice.
“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.
“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects, within one year of the date of such Reinvestment Notice, to use all or a specified portion, or to enter into a binding commitment to use all or a specified portion, of the Net Cash Proceeds of an Asset Sale or Recovery Event to (a) acquire or repair assets useful in its business or (b) apply or allocate up to $100,000,000 for payments required pursuant to operating contracts or leases replacing such assets over time.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Company’s business.
“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event, unless and to the extent the Company (directly or indirectly through a Subsidiary) shall have, prior to such date, entered into a binding commitment to reinvest all or any portion of the relevant Reinvestment Deferred Amount and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Company’s business with all or any portion of the relevant Reinvestment Deferred Amount.
“Related Asset” has the meaning given to such term in the definition of “Securitization Financing.”
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Required Lenders” means, at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the total Revolving Credit Exposure at such time; provided that the unused Revolving Commitment and the portion of the total Revolving Credit Exposures held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, principal financial or accounting officer, treasurer or controller of the Company, but in any event, with respect to financial matters, the treasurer, controller, principal financial or accounting officer or chief financial officer of the Company, and, solely for purposes of notices given pursuant to Article II, any other officer of the Company so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Company designated in or pursuant to an agreement between the Company and the Administrative Agent. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.
“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding owned by any Person other than the Company or any of its Subsidiaries, except a dividend payable solely in shares of Capital Stock of the Company or such Subsidiary or payable solely in shares of that class of Capital Stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding owned by any Person other than the Company or any of its Subsidiaries, (c) any payment (other than a payment (including by way of cashless exercise) made solely in any class of Capital Stock of the Company or the relevant Subsidiary, as the case may be) made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding owned by any Person other than the Company or any of its Subsidiaries, and (d) any payment or prepayment of principal of, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness; provided, in each case, that in no event shall Restricted Junior Payments include (x) a dividend payable solely in shares of that class of stock on a pro rata basis to all of the holders of that class or (y) for the avoidance of doubt, any payment made in respect of any Convertible Securities which constituted Indebtedness at the time of issuance thereof and were permitted to be issued or incurred pursuant to Section 7.05, to the extent such payment is made contemporaneously with the conversion thereof into Capital Stock including, without limitation, in connection with the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination, exchange or conversion of any such securities.

“Revolver Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Termination Date and the date of termination in full of the Revolving Commitments.
“Revolver Commitment Fees” has the meaning assigned to such term in Section 2.09(b).
“Revolving Borrowing” means, with respect to the borrowings made under the Revolving Facility, (a) all ABR Loans made or converted on the same date or (b) all Eurocurrency Loans in the same currency that have the same Interest Period. For purposes hereof, the date of a Revolving Borrowing comprising one or more Revolving Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Revolving Loan or Revolving Loans.
“Revolving Commitment” means the Multicurrency Revolving Commitment and/or the US Revolving Commitment, as applicable. As of the Closing Date, the aggregate amount of the Revolving Commitments is FIVE HUNDRED AND FIFTY MILLION DOLLARS ($550,000,000).
“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Loans (including the Dollar Equivalent of any Multicurrency Revolving Loans denominated in a Multicurrency other than Dollars) and, with respect to any US Revolving Lender, such Lender’s US Revolving Percentage of the L/C Obligations outstanding at such time.
“Revolving Facility” means the Multicurrency Revolving Facility and/or the US Revolving Facility, as applicable.
“Revolving Lender” means the Multicurrency Revolving Lenders and/or the US Revolving Lenders, as applicable.
“Revolving Loan” has the meaning assigned to such term in Section 2.01(a).
“S&P” means Standard & Poor’s Ratings Services.
“Sale/Leaseback Transaction” means any arrangement with any Person whereby the Company or any of its Subsidiaries shall sell or otherwise transfer any of its property and thereafter rent or lease such property or similar property for substantially the same use or uses as the property sold or transferred.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Multicurrency other than Dollars, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Multicurrency other than Dollars.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the European Union or Her Majesty’s Treasury (“HMT”).
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission.
“Secured Hedging Agreement” means any Swap Agreement between the Company or any of its Subsidiaries and a Lender Counterparty, as amended, modified, extended, restated, replaced or supplemented from time to time, which is designated by the Company as a “Secured Obligation” under the Guarantee and Collateral Agreement.
“Secured Hedging Obligations” means, without duplication, all of the obligations, indebtedness and liabilities, including by Guarantee, of the Company or any of its Subsidiaries to the Lender Counterparties, whenever arising, under the Secured Hedging Agreements, including principal, interest, fees, premiums, scheduled periodic payments, breakage, termination and other payments, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Loan Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).
“Secured Obligations” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Secured Parties” means, collectively, each of (i) the Lenders, (ii) the Issuing Lender, (iii) the Administrative Agent, (iv) the Collateral Agent and (v) the Lender Counterparties.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securitization Assets” means any accounts receivable, royalty or revenue streams, other financial assets, proceeds and books, records and other Related Assets incidental to the foregoing subject to a Securitization Financing.
“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which it sells, conveys or contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Securitization Assets or interests therein and all collateral securing such Securitization Assets, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Securitization Assets, any guarantees, indemnitees, warranties or other obligations in respect of such Securitization Assets, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Securitization Assets and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair market value as reasonably determined by the Company (a) to a trust, partnership, corporation or other Person (other than the Company or any Subsidiary other than any Securitization Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Securitization Assets and Related Assets or interests in such Securitization Assets and Related Assets, or (b) directly to one or more investors or other purchasers (other than any Loan Party or any Subsidiary); it being understood that a Securitization Financing may involve (i) one or more sequential transfers or pledges of the same Securitization Assets and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Securitization Subsidiary followed by a pledge of the transferred Securitization Assets and Related Assets to secure Indebtedness incurred by the Securitization Subsidiary), and all such transfers, pledges and Indebtedness incurrence shall be part of and constitute a single Securitization Financing, and (ii) periodic transfers or pledges of Securitization Assets and/or revolving transactions in which new Securitization Assets and Related Assets, or interests therein are transferred or pledged upon collection of previously transferred or pledged Securitization Assets and Related Assets, or interests therein; provided that any such transactions shall provide for recourse to such Subsidiary (other than any Securitization Subsidiary) or any Borrower (as applicable) only in respect of the cash flows in respect of such Securitization Assets and Related Assets and to the extent of breaches of representations and warranties relating to the Securitization Assets, dilution of the Securitization Assets, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.
The “amount” or “principal amount” of any Securitization Financing shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Securitization Financing, in each case outstanding at such time, or (2) in the case of any Securitization Financing in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the purchase price paid by the buyer (other than any Securitization Subsidiary) in connection with its purchase of Securitization Assets less the amount of collections received by the Company or any

Subsidiary in respect of such Securitization Assets and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.
“Securitization Subsidiary” means any wholly owned Subsidiary of the Company formed solely for the purpose of, and that engages only in, one or more Securitization Financings.
“Senior Secured Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Senior Secured Debt as of such date to (b) Consolidated Adjusted EBITDA of the Company and its Subsidiaries for the four consecutive Fiscal Quarters most recently ending on or prior to such date.
“Specified Cash Management Agreement” means any Cash Management Agreement, or any Guarantee of any Cash Management Agreement, between the Company or any of its Subsidiaries and any Lender Counterparty, as amended, modified, extended, restated, replaced or supplemented from time to time, which is designated by the Company as a “Secured Obligation” under the Guarantee and Collateral Agreement.
“SPV” has the meaning assigned to such term in Section 10.04(g).
“SPV Register” has the meaning assigned to such term in Section 10.04(g).
“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means any Indebtedness of the Company which is subordinated in right of payment to the Obligations.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (other than a National Joint Venture) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (other than a National Joint Venture or a subsidiary of a National Joint Venture) (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary Guarantor” means (a) any Domestic Subsidiary of the Company other than any Excluded Subsidiary and (b) any other Subsidiary that guaranties the Obligations pursuant to Section 6.09. The Subsidiary Guarantors as of the Closing Date are listed on Schedule III hereto.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease” means a lease of property or assets designed to permit the lessee (a) to claim depreciation on such property or assets under U.S. tax law and (b) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Technology Transformation Initiative” means a technology initiative initiated by the Company in 2012 which includes the objective of converting the Company’s existing technology infrastructure to a new platform and the provision of infrastructure management, security, cloud computing and other services by various service providers, including Dell SecureWorks and one or more of its affiliates, and the transition and transformation costs related to outsourcing the Company’s data centers.
“Term Borrowing” means, with respect to the borrowings made under any Term Facility, (a) all ABR Loans made or converted on the same date or (b) all Eurocurrency Loans that have the same Interest Period. For purposes hereof, the date of a Term Borrowing comprising one or more Term Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Term Loan or Term Loans.
“Term Commitment” means, with respect to any Lender, its Closing Date Term Commitment, its 2016 Term Commitment and/or the obligation of such Lender, if any, to make an Incremental Term Loan to the Company on any Incremental Closing Date in a principal amount as agreed pursuant to Section 2.06(d).
“Term Facility” means the Closing Date Term Facility, the 2016 Term Facility and any facility established hereunder to make Incremental Term Loans.
“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.
“Term Loan” means the Closing Date Term Loan, the 2016 Term Loan or any Incremental Term Loan, as the context may require.
“Term Percentage” means, with respect to any Term Lender at any time, its Closing Date Term Percentage, 2016 Term Percentage and/or the percentage which such Term Lender’s Term Commitment with respect to Incremental Term Loans then constitutes of the aggregate Term Commitments for such Incremental Term Loans (or, at any time after an Incremental Closing Date, the percentage which the aggregate principal amount of such Term Lender’s

Incremental Term Loans then outstanding constitutes of the aggregate principal amount of such Incremental Term Loans then outstanding).
“Termination Date” means (a) with respect to any Term Loans, the Final Maturity Date of such Term Loans (it being understood that, unless extended pursuant to Section 2.17, the Final Maturity Date of the Closing Date Term Loans and the 2016 Term Loans shall be the fifth anniversary of the Closing Date (or, if such date is not a Business Day, the immediately preceding Business Day)), (b) with respect to any Revolving Commitments (other than any Revolving Commitment of a Revolving Lender which has been extended pursuant to Section 2.17), the fifth anniversary of the Closing Date and (c) with respect to any Revolving Commitments of a Revolving Lender which have been extended pursuant to Section 2.17, the date to which such Revolving Lender’s Revolving Commitments have been so extended.
“Third Party” means any Person other than the Company or any of its Subsidiaries.
“Total Assets” means, at any time with respect to any Person, the total assets appearing on the most recently prepared consolidated balance sheet of such Person as of the end of the most recent Fiscal Quarter of such Person for which such balance sheet is available, prepared in accordance with GAAP.
“Total Domestic Assets” means, at any time, the Total Assets of the Company and its Domestic Subsidiaries at such time.
“Total Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated Adjusted EBITDA of the Company and its Subsidiaries for the four consecutive Fiscal Quarters most recently ending on or prior to such date.
“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans hereunder, the use of the proceeds thereof and the payments of fees, commissions and expenses in connection with each of the foregoing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“U.S. Person” means any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.
“US Revolving Commitment” means, with respect to each US Revolving Lender, the commitment of such US Revolving Lender to make US Revolving Loans and participate in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such US Revolving Lender’s US Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or increased from time to time pursuant to Section 2.17 and (b) reduced or increased from time to time pursuant to assignments by or to such US Revolving Lender pursuant to Section 10.04. The initial amount of each US Revolving Lender’s US Revolving Commitment is set forth on Schedule IA or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its US Revolving Commitment, as applicable. The aggregate amount of the US Revolving Lenders’ US Revolving Commitments as of the Closing Date is $450,000,000.

“US Revolving Credit Exposure” means, with respect to any US Revolving Lender at any time, the sum of (i) the aggregate outstanding principal amount of such US Revolving Lender’s US Revolving Loans at such time and (ii) such US Revolving Lender’s US Revolving Percentage of the L/C Obligations outstanding at such time.
“US Revolving Facility” means the US Revolving Commitments and the extensions of credit made thereunder.
“US Revolving Lender” means each Lender that has a US Revolving Commitment or that holds a US Revolving Loan.
“US Revolving Loan” has the meaning assigned to such term in Section 2.01(a).
“US Revolving Percentage” means, with respect to any US Revolving Lender, the percentage of the total US Revolving Commitments represented by such US Revolving Lender’s US Revolving Commitment; provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “US Revolving Percentage” shall mean the percentage of the total US Revolving Commitments (disregarding any Defaulting Lender’s US Revolving Commitment) represented by such US Revolving Lender’s US Revolving Commitment. If the US Revolving Commitments have terminated or expired, the US Revolving Percentages shall be determined based upon the US Revolving Commitments most recently in effect, giving effect to any assignments and to any US Revolving Lender’s status as a Defaulting Lender at the time of determination.
“Voting Stock” means, with respect to any Person, Securities of such Person having ordinary voting power (without regard to the occurrence of any contingency) to vote in the election of directors of such Person.
“Wholly Owned Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are owned or controlled by the parent on such date.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means each Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02.    Terms Generally.

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and

“property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03.    Accounting Terms and Determinations.

a.Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with (in the case of the Company and its Subsidiaries on a consolidated basis) GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements (after the Closing Date) under Section 6.01, shall mean the financial statements as at December 31, 2014 referred to in Section 4.04(a)). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of (in the case of the Company and its Subsidiaries on a consolidated basis) GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 6.01 (or, prior to the delivery of the first financial statements (after the Closing Date) under Section 6.01, used in the preparation of the financial statements as at December 31, 2014 referred to in Section 4.04(a)) unless (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders shall so object within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 6.01, shall mean the financial statements referred to in Section 4.04(a)). In addition, where applicable, any amount (including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars or to one or more currencies, be deemed to mean an amount of such currency or currencies having a Dollar Equivalent approximately equal to such amount.

b.The Company shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 6.01 (i) a description in reasonable detail of any material variation between the application of accounting principles or practices employed in the preparation of such statement and the application of accounting principles or practices employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

c.Notwithstanding anything to the contrary herein, the Company and the Lenders agree that, if after the Closing Date, changes to GAAP become effective so as to require the reduction of the carrying amount of goodwill upon impairment (including, without limitation, as a result of the establishment of a benchmark), disposition of assets, discontinuance of operations or other similar events, then, for purposes of calculating compliance with the covenants set forth in Section 7.09, each such reduction shall be treated as an extraordinary non-cash item and shall be disregarded.

d.The Company will not change the last day of its Fiscal Year from December 31 of each year, or the last days of the first three Fiscal Quarters in each of its Fiscal Years from March 31, June 30 and September 30 of each year, respectively.

e.Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value” as defined therein or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

(f)    The Senior Secured Leverage Ratio and the Total Leverage Ratio shall be calculated on a Pro Forma Basis as set forth in such definitions.

Section 1.04.    Change of Currency.

a.Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Eurocurrency Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Eurocurrency Borrowing, at the end of the then current Interest Period.

b.Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

c.Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.05.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS
Section 2.01.    The Commitments.

a.Revolving Commitments. Subject to the terms and conditions set forth herein, each (i) US Revolving Lender severally agrees to make revolving credit loans (“US Revolving Loans”) denominated in Dollars to the Company from time to time during the Revolver Availability Period in an aggregate principal amount at one time outstanding which, when added to such Lender’s US Revolving Percentage of the L/C Obligations then outstanding, does not exceed such Lender’s US Revolving Commitment and (ii) each Multicurrency Revolving Lender severally agrees to make revolving credit loans (“Multicurrency Revolving Loans” and together with the US Revolving Loans, “Revolving Loans”) denominated in a Multicurrency to the Company and the Foreign Subsidiary Borrowers, from time to time during the Revolver Availability Period in an aggregate principal amount (including the Dollar Equivalent of the aggregate principal amount of any such Multicurrency Revolving Loans denominated in a Multicurrency other than Dollars) at any one time outstanding which does not exceed such Lender’s Multicurrency Revolving Commitment; provided that the aggregate principal amount of US Revolving Loans plus the aggregate principal amount of L/C Obligations plus the aggregate principal amount of Multicurrency Revolving Loans shall not exceed the Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, a Borrower may borrow, prepay and reborrow Revolving Loans. The Loans denominated in Dollars may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Section 2.05, subject to Section 2.11. The Multicurrency Revolving Loans denominated in any Multicurrency other than Dollars shall be Eurocurrency Loans in accordance with Section 2.05.

b.Closing Date Term Commitments. Subject to the terms and conditions set forth herein, each Closing Date Term Lender severally agrees to make a term loan (a “Closing Date Term Loan”) denominated in Dollars to the Company on the Closing Date in an aggregate principal amount equal to the amount of the Closing Date Term Commitment of such Closing Date Term Lender.

c.2016 Term Commitments. Subject to the terms and conditions set forth herein, each 2016 Term Lender severally agrees to make a term loan (a “2016 Term Loan”) denominated in Dollars to the Company on any Business Day during the 2016 Term Availability Period, in an aggregate principal amount equal to the amount of the 2016 Term Commitment of such 2016 Term Lender; it being understood that the 2016 Term Loan must be drawn in a single Borrowing.

Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed. The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Section 2.05, subject to Section 2.11.
Section 2.02.    Loans and Borrowings; Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective relevant Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

a.Type of Loans. Subject to Section 2.11, each Borrowing shall be constituted entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith; provided that each Borrowing of a Multicurrency Revolving Loan not denominated in Dollars shall be comprised of Eurocurrency Loans only.

Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
b.Minimum Amounts; Limitation on Number of Borrowings. At the commencement of the Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount of $5,000,000 (or Multicurrency Equivalent) or a larger multiple of $1,000,000 (or Multicurrency Equivalent). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount equal to $3,000,000 or a larger multiple of $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurocurrency Borrowings outstanding.

c.Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurocurrency Borrowing, (i) any Revolving Borrowing if the Interest Period requested therefor would end after the

Termination Date or (ii) any Term Borrowing if the Interest Period requested therefor would end after the Final Maturity Date thereof.

Section 2.03.    Procedures for Borrowings.

a.Procedure for Revolving Borrowings. To request a Revolving Borrowing, a Borrower shall notify the Administrative Agent of such request by (x) telephone or (y) delivery of a written Borrowing Request (a) in the case of a Eurocurrency Borrowing under the Revolving Facility, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Revolving Borrowing if such Revolving Borrowing is in Dollars, or four Business Days before the date of the proposed Revolving Borrower if such Revolving Borrowing is in a Multicurrency other than Dollars or (b) in the case of an ABR Borrowing under the Revolving Facility, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Revolving Borrowing. Any telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

i.the aggregate amount of the requested Borrowing;

ii.the date of such Borrowing, which shall be a Business Day;

iii.whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

iv.in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period”;

v.the name of the applicable Borrower and location and number of its account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

vi.whether such Borrowing is to be under the US Revolving Commitments or the Multicurrency Revolving Commitments and, if the latter, the currency of the Revolving Loans to be borrowed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each applicable Revolving Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

b.Procedure for Term Borrowings. The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 p.m., New York City time, (i) three Business Days prior to the requested date of any Term Borrowing in the case of a Eurocurrency Borrowing, and (ii) one Business Day prior to the requested date of any Term Borrowing in the case of an ABR Borrowing) requesting that (x) the Closing Date Term Lenders make the Closing Date Term Loans on the Closing Date and (y) the 2016 Term Lenders make the 2016 Term Loans on the Business Day requested during the 2016 Term Availability Period, in each case, setting forth the related information of the types set forth in clauses (ii) through (v) of Section 2.03(a); provided that, any notice of a Eurocurrency Borrowing on the Closing Date shall be accompanied by a funding indemnity letter satisfactory to the Administrative Agent in its reasonable discretion.

c.Dollar Equivalent. The Administrative Agent shall calculate the Dollar Equivalent of the outstanding and requested Multicurrency Revolving Loans not denominated in Dollars (i) as of the date of any Borrowing Request with respect thereto, (ii) on the first day of each Interest Period with respect thereto and (iii) at such other times and from time to time as the Administrative Agent shall determine or the Required Lenders shall require, and, in each case, shall notify the Company of such calculation. Each such calculation shall be the basis of any determination of the amount of outstanding Multicurrency Revolving Loans for purposes hereof until the next such calculation.

2.04.    Funding of Loans.

a.Funding by Revolving Lenders. Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for the applicable currency by notice to the applicable Revolving Lenders. The Administrative Agent will make such Revolving Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent and designated by such Borrower in the applicable Borrowing Request.

b.Funding by Term Lenders. (i) Each Closing Date Term Lender shall make each Closing Date Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Closing Date Term Lenders and (ii) each 2016 Term Lender shall make each 2016 Term Loan to be made by it hereunder on the date Business Day specified by the Company in its Borrowing Request by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the 2016 Term Lenders. The Administrative Agent will make such Term Loans available to the Company by promptly crediting the amounts so received, in like funds, to an account of the Company maintained with the Administrative Agent and designated by the Company.

c.Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) or (b) of this Section, as applicable, and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate (or, in the case of a Multicurrency Borrowing, the Multicurrency Currency Overnight Rate minus the Applicable Rate then in effect with respect to Eurocurrency Loans) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans (or, in the case of a Multicurrency Revolving Loan denominated in a Multicurrency other than Dollars, the Multicurrency Overnight Rate). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05.    Interest Elections; Conversion and Continuation Options.

a.Elections by a Borrower for Borrowings; Initial Type of Loans. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. After a Borrowing has been initially made, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

b.Notice of Elections. To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of a proposed conversion to or continuation of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed conversion or continuation if such Eurocurrency Borrowing is denominated in Dollars or four Business Days before the date of the proposed conversion or continuation if such Eurocurrency Borrowing is denominated in a Multicurrency other than Dollars or (ii) in the case of a proposed conversion to an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

c.Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

i.the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

ii.the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

iii.whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

iv.if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
d.Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

e.Failure to Elect; Events of Default. If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall, if it is denominated in Dollars, be converted to an ABR Borrowing and, if it is denominated in a Multicurrency other than Dollars, be continued with an Interest Period of the same duration as the expiring Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

Section 2.06.    Termination and Reduction of Commitments; Incremental Term Loans and Incremental Revolving Increases.

(a)Scheduled Termination of Commitments. The Commitments shall terminate on the applicable Termination Date, unless previously terminated.

(b)Voluntary Termination or Reduction of Commitments. The Company may at any time terminate, or from time to time, reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $3,000,000 or a larger multiple of $500,000, (ii) each reduction of Revolving Commitments shall be ratable as between the US Revolving Commitment and the Multicurrency Revolving Commitment and (iii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, (a) the total US Revolving Credit Exposure would exceed the total US Revolving Commitments or (b) the total Multicurrency Revolving Credit Exposure would exceed the total Multicurrency Revolving Commitments.

(c)Notice of Voluntary Termination or Reduction of Commitments. The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Company after the Closing Date may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Term Commitments shall be made ratably among the Term Lenders in accordance with their respective Term Commitments and each reduction of the Revolving Commitments shall be applied pro rata to each of the Revolving Facilities and made ratably among the applicable Revolving Lenders of such Facility in accordance with their respective applicable Revolving Commitments.

(d)Incremental Term Loans and Incremental Revolving Increases. The Company may, from time to time by notice to the Administrative Agent, propose that additional term loans be made hereunder (each an “Incremental Term Loan” and any set of Incremental Term Loans, an “Incremental Facility”) or request an increase in the Revolving Facility (each an “Incremental Revolving Increase”) either by the agreement of one or more existing Term Lenders to make or commit to make Incremental Term Loans or one or more existing Revolving Lenders to commit to Incremental Revolving Increases, as applicable, or by the agreement of one or more Persons which are not then Term Lenders to make Incremental Term Loans (each an “Incremental Term Lender”) or one or more Persons which are not then Revolving Lenders to make Incremental Revolving Increases (each an “Incremental Revolving Lender”), in each case with the approval of the Administrative Agent (not to be unreasonably withheld), which notice shall specify the name of each Incremental Term Lender or Incremental Revolving Lender, as applicable, the aggregate amount of the Incremental Term Loans or Incremental Revolving Increase, as applicable (and, if an Incremental Revolving Increase, whether such increase shall be applicable to the Multicurrency Revolving Commitments or the US Revolving Commitments), and the portion thereof being made by each such Incremental Lender, the date on which such Incremental Term Loans or Incremental Revolving Increase, as applicable, shall be made (an “Incremental Closing Date”) (which shall be a Business Day at least three Business Days after delivery of such notice (or such shorter period as the Administrative Agent may agree in its sole discretion) and 30 days prior to the last Termination Date or the last Final Maturity Date of the Term Loans as then in effect), the Applicable Rate for such Incremental Term Loans and any fees payable in connection with such Incremental Term Loans or Incremental Revolving Increase, as applicable; provided that no Lender shall have any obligation hereunder to become an Incremental Lender and any election to do so shall be in the sole discretion of each Lender; provided, further, that:

(i)the minimum aggregate amount of the Incremental Term Loans or Incremental Revolving Increase made on any Incremental Closing Date and the minimum amount thereof being made by any Incremental Lender shall be $10,000,000 and a multiple of $5,000,000 in excess thereof;

(ii)immediately after giving effect to any Incremental Term Loan or Incremental Revolving Increase, the aggregate principal amount of all Incremental Term Loans and Incremental Revolving Increases incurred pursuant to this Section 2.06 subsequent to the First Amendment Effective Date (excluding the 2016 Term Loan), together with the aggregate amount of any Indebtedness incurred and outstanding pursuant to Section 7.01(t), shall not exceed $225,000,000;
(iii)no Default shall have occurred and be continuing on the relevant Incremental Closing Date or shall result from any Incremental Term Loan or Incremental Revolving Increase;

(iv)the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (or in all respects to the extent otherwise qualified by a materiality threshold) on and as of the relevant Incremental Closing Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(v)no Incremental Term Loan shall have a weighted average life to maturity which is shorter than the then remaining weighted average life to maturity of the Term Loans made on the Closing Date and each Incremental Term Loan shall have a final maturity no earlier than the last Final Maturity Date of the Term Loans as then in effect;

(vi)the Incremental Term Loans or Incremental Revolving Increase, as applicable, will be secured and guaranteed with the other Loans on a pari passu basis and will be entitled to prepayments and voting rights on the same basis as the Term Loans and Revolving Commitments, as applicable, made on the Closing Date unless, with respect to any Incremental Term Facility, a lesser treatment is agreed to by the Incremental Term Lenders;

(vii)as of any Incremental Closing Date, or in the case of the 2016 Term Loan, as of the date of borrowing of the 2016 Term Loan, the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis and (x) giving effect to any Incremental Term Loans or Revolving Loans to be made on such date and the use of proceeds thereof, including the substantially concurrent repayment of any Indebtedness to be repaid with the proceeds thereof and (y) assuming in the case of any Incremental Revolving Increases that Revolving Loans are made on such date in respect thereof) shall not exceed 3.50:1.00;

(viii)in the event that any excess cash flow prepayment requirement is added for the benefit of any Incremental Term Loans, such excess cash flow prepayment requirement shall similarly be made applicable to the existing Term Loans on a pro rata basis between the Term Loans and such Incremental Term Loans; and

(ix)the Administrative Agent may take any and all action as may be reasonably necessary to ensure that any Incremental Revolving Increase pursuant to this Section 2.06, when originally made, is included in each Borrowing of Multicurrency Revolving Loans or US Revolving Loans, as the case may be, on a pro rata basis, and the Company agrees that Section 2.06 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Each Incremental Term Loan or Incremental Revolving Increase shall be made as of the relevant Incremental Closing Date upon receipt by the Administrative Agent, on or prior to 10:00 a.m., New York City time, on such Incremental Closing Date, of (A) a certificate of a duly authorized officer of the Company stating that the conditions with respect to such Incremental Term Loans or Incremental Revolving Increase, as applicable, under this paragraph (d) have been or, in the case of clause (vii) with respect to the 2016 Term Loan, will be satisfied and (B) an agreement, in form and substance reasonably satisfactory to the Company and the Administrative Agent, duly executed by each applicable Incremental Lender and the Company and acknowledged by the Administrative Agent (each such agreement, an “Incremental Agreement”). Upon the Administrative Agent’s receipt of a fully executed agreement from each Incremental Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, each Incremental Term Lender or Incremental Revolving Lender, as applicable, shall make its portion of the Incremental Term Loans or its proportionate share of the outstanding Revolving Loans, as applicable, to be made by it hereunder on the applicable Incremental Closing Date by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Incremental Term Lenders or Incremental Revolving Lenders, as applicable. The Company shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.13) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised US Revolving Percentages and/or Multicurrency Revolving Percentages arising from any nonratable increase in the Revolving Commitments under this Section. The Administrative Agent will make such Incremental Term Loans or Incremental Revolving Increase, as applicable, available to the Company or repayments of the previously existing Revolving Loans, as determined by the Company, by promptly crediting the amounts so received, in like funds, to an account of the Company maintained with the Administrative Agent in New York City and designated by the Company.
Section 2.07.    Repayment of Loans; Evidence of Debt.

a.Repayment of Revolving Loans. Each Borrower hereby unconditionally promises to pay on the Termination Date to the Administrative Agent for account of the Revolving Lenders the outstanding principal amount of the Revolving Loans made to it.

b.Repayment of Closing Date Term Loans. (i) The Company hereby unconditionally promises to pay to the Administrative Agent for account of each Closing Date Term Lender the Closing Date Term Loan of each Closing Date Term Lender in consecutive quarterly installments on each Quarterly Date after the Closing Date (commencing with the first full Fiscal Quarter ending after the Closing Date), each of which shall be in an amount equal to such Closing Date Term Lender’s Closing Date Term Percentage, multiplied by the amount set forth below opposite such installment (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.08); provided that the final installment shall be on the date that is the fifth anniversary of the Closing Date:

Installment	Principal Amount
1	$10,625,000
2	$10,625,000
3	$10,625,000
4	$10,625,000
5	$10,625,000
6	$10,625,000
7	$10,625,000
8	$10,625,000
9	$21,250,000
10	$21,250,000
11	$21,250,000
12	$21,250,000
13	$31,875,000
14	$31,875,000
15	$31,875,000
16	$31,875,000
17	$31,875,000
18	$31,875,000
19	$31,875,000
Fifth Anniversary of the Closing Date	The remaining balance of the Closing Date Term Loan.

(ii)    The Company hereby unconditionally promises to pay to the Administrative Agent for account of each 2016 Term Lender the 2016 Term Loan of each 2016 Term Lender in consecutive quarterly installments on each Quarterly Date after the First Amendment Effective Date (commencing with the first full Fiscal Quarter ending after the First Amendment Effective Date), each of which shall be in an amount equal to such 2016 Term Lender’s 2016 Term Percentage, multiplied by the amount set forth below opposite such installment (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.08); provided that the final installment shall be on the date that is the fifth anniversary of the Closing Date:

Installment	Principal Amount
1	$6,562,500
2	$6,562,500
3	$6,562,500
4	$6,562,500
5	$13,125,000
6	$13,125,000
7	$13,125,000
8	$13,125,000
9	$19,687,500
10	$19,687,500
11	$19,687,500
12	$19,687,500
13	$19,687,500
14	$19,687,500
15	$19,687,500
Fifth Anniversary of the Closing Date	The remaining balance of the 2016 Term Loan.

c.Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

d.Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, whether such Loan is a Multicurrency Revolving Loan, a US Revolving Loan or a Term Loan, the Type thereof, the currency thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

e.Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay Loans made to it in accordance with the terms of this Agreement.

f.Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note (each a “Note” and collectively the “Notes”). In such event, each applicable Borrower shall prepare, execute and deliver to such Lender one or more promissory notes, as applicable, payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee and its registered assigns).

Section 2.08.    Prepayment of Loans.

a.Optional Prepayments. Each Borrower shall have the right at any time and from time to time to prepay any Borrowing to it in whole or in part, subject to the requirements of this Section.

b.Mandatory Prepayments: Incurrence of Indebtedness. If any Indebtedness shall be issued or incurred by any Loan Party (excluding any Indebtedness issued or incurred in accordance with Section 7.01),

an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans.

c.Mandatory Prepayments: Asset Sales; Recovery Events. If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof within five Business Days of the date of receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be applied on a date not more than five Business Days after receipt of such Net Cash Proceeds toward the prepayment of the Term Loans; provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

d.Currency Exchange Fluctuations. Multicurrency Revolving Loans shall be prepaid as necessary at any time when currency exchange fluctuations cause (i) the total Multicurrency Revolving Credit Exposure at such time to exceed the total amount of the Multicurrency Revolving Commitments or (ii) the total Revolving Credit Exposure at such time to exceed the total amount of the Revolving Commitments.

e.Notices, Etc. Each Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment by it hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that (A) if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06 and (B) partial prepayments of (x) Term Loans shall be in an aggregate principal amount of $1,000,000 or whole multiple thereof or (y) Revolving Loans shall be in an aggregate principal amount of $1,000,000 (or Multicurrency Equivalent) or a larger multiple of $500,000 (or Multicurrency Equivalent). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount such that the remaining Borrowing would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing; provided that amounts to be applied in connection with prepayments of Loans shall be applied, first, to ABR Loans and, second, to Eurocurrency Loans (and if more than one Interest Period is applicable to such Eurocurrency Loans, to the Eurocurrency Loans with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurocurrency Loans with the most number of days remaining in the Interest Period applicable thereto, in each case, subject to Section 2.13); provided, further, that prepayments of Term Loans pursuant to this Section 2.08 shall be applied to installments thereof as directed by the Company (subject to Section 2.13). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

f.Prepayment Account. At the option of the applicable Borrower, amounts to be applied to prepay Eurocurrency Loans shall, if such prepayment would not occur on the last day of the relevant Interest Period, be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account to prepay the relevant Eurocurrency Loans on the last day of the respective Interest Periods therefor (or, at the direction of such Borrower, on any earlier date). For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by a Borrower with the Administrative Agent. The Administrative Agent will, at the request of the applicable Borrower, invest amounts on deposit in its Prepayment Account in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurocurrency Loans to be prepaid, provided that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any applicable law or regulation, (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing and (iii) all amounts in such Prepayment Account shall be deemed Collateral for purposes hereof. The applicable Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurocurrency Loans on the last day of the applicable Interest Periods therefor is not less than the amount that would have been available had no investments been made. Other than any interest earned on such investments, the Prepayment Accounts shall not bear interest. Interest or profits, if any, on such investments shall be deposited and reinvested and disbursed as described above. If the maturity of the Loans has been accelerated pursuant to Article VIII, the Administrative Agent shall apply amounts on deposit in the Prepayment Accounts to prepay the applicable Eurocurrency Loans.

g.Secured Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Company’s or its Subsidiary’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

Section 2.09.    Fees.

a.2016 Term Loan Commitment Fee. The Company agrees to pay to the Administrative Agent for account of each 2016 Term Lender a commitment fee (the “2016 Term Commitment Fees”), which shall accrue at a rate per annum equal to the Applicable Rate on the actual daily unused amount of the 2016 Term Commitment of such 2016 Term Lender during the period from and including the date that is 30 days after the First Amendment Effective Date to but excluding the earliest of the date (i) such 2016 Term Commitment terminates, (ii) the 2016 Term Loan is funded and (iii) the end of the 2016 Term Availability Period. Accrued 2016 Term Commitment Fees shall be payable on each Quarterly Date and on the earliest of the date (i) such 2016 Term Commitment terminates, (ii) the 2016 Term Loan is funded and (iii) the end of the 2016 Term Availability Period, commencing on the first such date to occur after the First Amendment Effective Date. All 2016 Term Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

b.Revolving Commitment Fee. The Company agrees to pay to the Administrative Agent for account of each Revolving Lender a commitment fee (the “Revolver Commitment Fees”), which shall accrue at a rate per annum equal to the Applicable Rate on the actual daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the earlier of the date such Revolving Commitment terminates and the Termination Date. Accrued Revolver Commitment Fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Commitment terminates and the Termination Date, commencing on the first such date to occur after the Closing Date. All Revolver Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

c.Administrative Agent Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent per the Administrative Agent Fee Letter.

d.Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.10.    Interest; Retroactive Adjustments of Applicable Rate.

a.ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

b.Eurocurrency Loans. The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the Interest Period for such Borrowing plus the Applicable Rate.

c.Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any Reimbursement Obligation or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of the Loans, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount (including, without limitation, any Reimbursement Obligation), 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

d.Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan under the Revolving Facility prior to the Termination Date or any other date on which the Revolving Commitments are terminated), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

e.Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest on Eurocurrency Loans denominated in Pounds shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

f.Retroactive Adjustments. If, as a result of any restatement of or other adjustment to the financial statements of the Company and its Subsidiaries or for any other reason, it is determined that (i) the Total Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately (unless a later date is agreed upon by the Administrative Agent in its sole discretion) and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the rate set forth in Section 2.10(c) above or under Article VIII. The Company’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Section 2.11.    Alternate Rate of Interest. If prior to the commencement of the Interest Period for a Eurocurrency Borrowing:

a.the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

b.the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter. If such notice is given and until such notice has been withdrawn by the Administrative Agent any request by a Borrower for a Eurocurrency Loan of the affected type or in the affected currency, or a conversion to or continuation of a Eurocurrency Loan of the affected type or in the affected currency, pursuant to Sections 2.03 and 2.05, shall be deemed rescinded; provided that in the circumstances giving rise to such notice affect only one currency, then Eurocurrency Loans in another currency shall be permitted.
Section 2.12.    Increased Costs.

a.Increased Costs Generally. If any Change in Law shall:

i.impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate); or

ii.subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes and Excluded Taxes); or

iii.impose on any Lender or the London interbank market any other condition affecting this Agreement, any Letter of Credit or any Eurocurrency Loan made, issued or participated in, as the case may be, by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurocurrency Loan (or, in the case of (ii), any Loans) (or of maintaining its obligation to make any such Loan), or issuing or participating in any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
b.Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans or Letters of Credit made, issued or participated in by such Lender, as the case may be, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

c.Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower or the Company, as applicable, and shall be conclusive absent manifest error. The applicable Borrower or the Company, as applicable, shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

d.Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the applicable Borrower or the Company, as applicable, shall not be required to compensate a

Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies such Borrower or the Company, as applicable, of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(e) and is revoked in accordance herewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of an Interest Period therefor as a result of a request by the Company pursuant to Section 2.16, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for the relevant currency for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in such currency from other banks in the eurocurrency market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14.    Taxes.

a.Payments Free of Taxes. Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if, as determined in good faith by the applicable Withholding Agent, any Indemnified Taxes are required to be withheld from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

b.Payment of Other Taxes. In addition, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

c.Indemnification by the Borrowers. The applicable Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such demand and computation of the amount of such payment or liability delivered to the applicable Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

d.Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the applicable Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or, if no official receipt is issued by the relevant Governmental Authority after payment has occurred, other documents evidencing or informing the Administrative Agent of such payment reasonably satisfactory to the Administrative Agent.

e.Indemnity. Each Lender shall indemnify, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the applicable Borrower to do so), (y) the Administrative Agent and the Borrowers, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (e).

f.Forms and Other Information.

i.Any Lender that is entitled to an exemption from or reduction of withholding Tax or backup withholding, if applicable, under the law of the jurisdiction in which any Borrower is located, or is entitled to an exemption from withholding Tax or backup withholding, if applicable, under any applicable income tax treaty or convention with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or then Administrative Agent, such properly completed and executed documentation prescribed by applicable law and reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate (which for the avoidance of doubt includes any documentation or information necessary to prevent withholding Taxes imposed under FATCA), provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

ii.Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:
A.any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), properly completed and duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
B.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

i.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, if applicable and (y) with respect to any other applicable payments under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits,” “other income” or other article of such tax treaty, if applicable;

ii.a properly completed and duly executed originals of IRS Form W-8ECI;

iii.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

iv.to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed originals of IRS Form W-8IMY, accompanied by properly completed and duly executed IRS Forms W-8ECI, IRS Forms W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Forms W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

C.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), properly completed and duly executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

D.Without limiting the generality of the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so. For purposes of subsection (f) of this Section 2.14, the term “Lender” also includes the Issuing Lender and the Administrative Agent.
g.Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.15.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

a.Payments by the Borrowers. The applicable Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim; provided that if a new Revolving Loan is to be made by any Revolving Lender on a date the applicable Borrower is to repay any principal of an outstanding Revolving Loan of such Lender in the same currency, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Revolving Lender to the Administrative Agent as provided in Section 2.04 or paid by such Borrower to the Administrative Agent pursuant to this paragraph, as the case may be. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent as follows, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 10.03 shall be made directly to the Persons entitled thereto in accordance with the appropriate payment instructions listed on Schedule IX. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars or the applicable Multicurrency, as applicable.

b.Application of Insufficient Payments. If at any time insufficient funds are paid by or on behalf of any Borrower and received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due from such Borrower hereunder, such funds shall be applied (after giving effect to any foreign exchange transactions deemed reasonably necessary by the Administrative Agent for such purpose, with the cost thereof being for the account of the applicable Borrower paid by or on behalf of any Borrower and) (i) first, to pay interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, with the costs of any required currency conversions under this Section 2.15(b) and Section 2.15(d) being for the account of the Company and deducted from the relevant funds and with such costs of each such conversion being the costs then being customarily charged by the Administrative Agent for conversions of similar amounts between the relevant currencies.

c.Pro Rata Treatment. Except to the extent otherwise provided herein, (i) each Borrowing shall be made from the relevant Lenders, each payment of Commitment Fees under Section 2.09 shall be made for account of the relevant Lenders and each termination or reduction of the amount of the Revolving Commitments under Section 2.06 shall be applied to the respective Revolving Commitments of the relevant Lenders, pro rata according to their respective Term Percentages, US Revolving Percentages or Multicurrency Revolving Percentages or their respective shares of any Incremental Facility, as the case may be; (ii) (A) each Term Borrowing shall be allocated pro rata among the Term Lenders according to the amounts of their respective Term Percentages or their respective shares of any Incremental Facility or their respective Term Loans under the applicable Facility (in the case of continuations of Term Loans) and (B) each Revolving Borrowing shall be allocated pro rata among the Revolving Lenders according to the amounts of their respective US Revolving Percentages or Multicurrency Revolving Percentages (in the case of the making of Revolving Loans), or their respective Revolving Loans (in the case of conversions and continuations of Revolving Loans) as applicable; (iii) (A) each payment or prepayment of principal of Term Loans shall be made for account of the Term Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them under the applicable Facility; provided that any prepayment of the Term Loans under Section 2.08(a), (b) or (c) shall be applied on a pro rata basis to all Term Loans currently outstanding and (B) each payment or prepayment of principal of Revolving Loans shall be made for account of the applicable Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them and (iv) (A) each payment of interest on Term Loans by the Company shall be made for account of the Term Lenders pro rata in accordance with the amounts of interest on the Term Loans under the applicable Facility then due and payable to such Term Lenders and (B) each payment of interest on Revolving Loans shall be made for account of the applicable Revolving Lenders pro rata in accordance with the amounts of interest on the Revolving Loans then due and payable to such Revolving Lenders.

d.Sharing of Payments by Lenders. Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or its interest in any reimbursement obligations on account of Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and interests in reimbursement obligations and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans or interests in reimbursement obligations of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and interests in reimbursement obligations; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or interests in reimbursement obligations to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. All payments by Lenders under this paragraph (d) shall be made through the Administrative Agent, which is authorized to effect such foreign exchange transactions as it deems reasonably necessary to facilitate such payments, with the cost of any such transactions to be for the account of the applicable Borrower.

e.Presumptions of Payment. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate (or, in the case of a payment in a Multicurrency other than Dollars, the Multicurrency Overnight Rate minus the Applicable Rate then in effect with respect to Eurocurrency Loans).

2.16.    Mitigation Obligations; Replacement of Lenders.

a.Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans, or its Loans to such Borrower, hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

b.Replacement of Lenders. If (i) any Lender requests compensation under Section 2.12, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, (iii) any Lender is a Dissenting Lender or (iv) any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (y) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments and (z) a Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that, if the Lender required to make such assignment does not execute an Assignment and Assumption and assign all of its interests, rights and obligations under this Agreement (in accordance with and subject to the restrictions contained in Section 10.04) within one Business Day of such notice described in the preceding sentence, an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

Section 2.17.    Extension and Amendments.

a.Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.15(c) (which provisions shall not be applicable to this Section 2.17)) or any other Loan Document, pursuant to one or more offers made from time to time by the Company to all Lenders of a particular Facility on a pro rata basis (“Extension Offers”), the Company is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Termination Date of each such Lender’s Term Loans or its Revolving Commitment, as applicable, and to otherwise modify the terms of such Lender’s Term Loans or Revolving Commitment pursuant to the terms of the relevant Extension Offer (including increasing the interest rate or fees and/or modifying the amortization schedule in respect thereof); provided that

i.no Default shall have occurred and be continuing on the effective date of any such Extension Offer or shall result therefrom;

ii.the representations and warranties of the Company set forth in Article IV shall be true and correct in all material respects (or all respects to the extent otherwise qualified by a materiality threshold) on and as of such effective date as if made on such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

iii.in the case of an Extension Offer in respect of Term Loans, such Lender’s Term Loans after giving effect to such Extension Offer shall have a weighted average life to maturity which is no shorter than that of such Term Loans prior thereto.

Any such extension (an “Extension”) agreed to between the Company and any Lender (an “Extending Lender”) will be established under this Agreement upon receipt by the Administrative Agent of (i) a certificate of a duly authorized officer of the Company stating that the condition with respect to such Extension Offer under this paragraph (a) have been satisfied and (ii) an agreement, in form and substance reasonably satisfactory to the Company and the Administrative Agent duly executed by each Lender accepting such Extension Offer and the Company and acknowledged by the Administrative Agent (each such agreement, an “Extension Agreement”).
Except as to interest rates, fees, amortization, required prepayment dates (with respect to an Extended Term Loan) and Final Maturity Date (which shall be determined by the Company and set forth in the Extension Offer), the terms applicable to the Term Loans (“Extended Term Loans”) or Revolving Commitments (“Extended Revolving Commitments”) covered by any such Extension Agreement shall have the same terms as the Term Loans or the Revolving Commitments, as the case may be, not covered thereby. For the avoidance of doubt, Extended Term Loans and Extended Revolving Commitments will be secured and guaranteed with the other Loans on a pari passu basis and will be entitled to prepayments and voting rights on the same basis as the Term Loans and Revolving Commitments, as applicable, not covered by the applicable Extension Agreement. Upon the effectiveness of any Extension Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans or the Extended Revolving Commitments, as applicable. Each Extension Agreement shall be furnished to the other parties hereto.
b.Each Extension shall be consummated pursuant to procedures set forth in the associated Extension Offer; provided that the Company shall cooperate with the Administrative Agent prior to making any Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

c.In connection with any Extension of any Revolving Commitments, (i) on any Termination Date, the participating interests of the non-extending Revolving Lenders in the continuing Letters of Credit shall be reallocated to the extending Revolving Lenders ratably in proportion to their Extended Revolving Commitments (without regard to whether or not the conditions in Section 5.02 can then be satisfied but subject to such Extended Revolving Commitments then being in effect) to the extent of the unused portions of such Extended Revolving Commitments and (ii) on such Termination Date, to the extent the participating interests of the non-extending Revolving Lenders in the Letters of Credit are not then reallocated pursuant to the foregoing clause (i), the Company shall provide to the Issuing Lender cash collateral or a back-to-back letter of credit in respect of the non-reallocated portion. If, for any reason, such cash collateral or back-to-back letter of credit is not provided or, as a result of the condition contained in the first parenthetical clause of clause (i) of the preceding sentence, the reallocation contemplated by said clause (i) does not occur, the non-extending Revolving Lenders shall continue to be responsible for their participating interests in the Revolving Letters of Credit. After each Termination Date, the L/C Commitment shall be as agreed with the Revolving Lenders having Extended Revolving Commitments. The actual or contingent participating interests of the Revolving Lenders in Letters of Credit shall at all times be allocated ratably to all Revolving Lenders, whether extending or non-extending, having Revolving Commitments then in effect.

Section 2.18.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

a.fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(b);

b.the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), and such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.02;

c.if any L/C Obligation exists at the time a US Revolving Lender becomes a Defaulting Lender then:
i.all or any part of such L/C Obligation shall be reallocated among the non-Defaulting Lenders in accordance with their respective US Revolving Percentage but only to the extent (x) the sum of all non-Defaulting Lenders’ US Revolving Credit Exposures plus such Defaulting Lender’s US Revolving Percentage of such L/C Obligation does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 5.02 are satisfied at such time;

ii.if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s US Revolving Percentage of such L/C Obligation (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VIII for so long as such amount is outstanding;

iii.if the Company cash collateralizes any amount of such Defaulting Lender’s US Revolving Percentage of an L/C Obligation pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.03(a) with respect to such amount during the period such amount is cash collateralized;

iv.if all or any part of an L/C Obligation is reallocated among the non-Defaulting Lenders pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.09(b) and Section 3.03(a) shall be adjusted in accordance with such non-Defaulting Lenders’ US Revolving Percentage; and

v.if any Defaulting Lender’s US Revolving Percentage of an L/C Obligation is neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s US Revolving Commitment that was utilized by such L/C Obligation) and letter of credit fees payable under Section 3.03(a) with respect to such Defaulting Lender’s US Revolving Percentage of such L/C Obligation shall be payable to the Issuing Lender until such amount is cash collateralized and/or reallocated.

d.subject to the last sentence of this Section 2.18, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15(d) but excluding Section 2.16(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (viii), that if such payment is (A) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letters of Credit in which a Defaulting Lender has funded its participation obligations and (B) made at a time when the conditions set forth in Section 5.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans or reimbursement obligations owed to any Defaulting Lender.

In the event that the Administrative Agent, the Company and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders and fulfill its reimbursement obligations in respect of Letters of Credit as the Administrative Agent and Issuing Lender shall determine may be necessary in order for such Lender to hold such Loans and reimbursement obligations in respect of Letters of Credit in accordance with its US Revolving Percentages or Multicurrency Revolving Percentages, as applicable.
In addition to the foregoing provisions of this Section 2.18, if any Lender becomes a Defaulting Lender, then the Company may (in the event that the Company does not require such Defaulting Lender to assign and delegate its interest, rights and obligations under this Agreement in accordance with Section 2.16(b)), on 10 Business Days’ prior written notice to the Administrative Agent and such Lender, terminate the Commitment of such Lender and repay all obligations of any Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.
Section 2.19.    Foreign Subsidiary Borrower. The Company may designate any Subsidiary that is (i) a Wholly Owned Subsidiary of the Company and (ii) a Foreign Subsidiary, as an additional Foreign Subsidiary Borrower upon 10 Business Days’ notice (or shorter notice if acceptable to the Administrative Agent) to the Administrative Agent

and the Lenders (such notice to include the name, primary business address and tax identification number of such proposed Foreign Subsidiary Borrower). Upon proper notice and receipt by the Administrative Agent of such documents and legal opinions as the Administrative Agent in consultation with all the Lenders may reasonably request (including a legal opinion as to withholding Taxes applicable with respect to any payment made by such Subsidiary) and subject to the Administrative Agent’s determining in consultation with all the Lenders that designating such Subsidiary as a Foreign Subsidiary Borrower would not cause any Lender to suffer any economic, legal or regulatory disadvantage (it being understood and agreed that no Lender shall be deemed to suffer any such disadvantage on account of any withholding Tax being applicable to any payment made by such Subsidiary to the extent that the applicable Loan Parties agree to treat any such withholding Tax as an Indemnified Tax, in which case no such legal opinion as to withholding Tax shall be required), such Subsidiary shall be a Foreign Subsidiary Borrower and a party to this Agreement and the other Loan Documents. A Subsidiary shall cease to be a Foreign Subsidiary Borrower hereunder at such time the Company gives at least 10 Business Days’ prior notice (or shorter notice if acceptable to the Administrative Agent) to the Administrative Agent and the Lenders of its intention of terminating such Subsidiary as a Foreign Subsidiary Borrower, provided that any such termination shall not be effective and such Subsidiary shall remain a Foreign Subsidiary Borrower until such time as Loans to such Foreign Subsidiary Borrower and accrued interest thereon and all other amounts then due from such Foreign Subsidiary Borrower have been paid in full. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event will any Foreign Subsidiary Borrower be obligated or otherwise liable for any Term Loans, Revolving Loans or other Obligations of any nature of the Company or any other Loan Party’s guaranty of such Obligations of the Company.

ARTICLE III

LETTERS OF CREDIT

Section 3.01.    L/C Commitment.

a.Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other US Revolving Lenders set forth in Section 3.04(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Company or any of its Subsidiaries on any Business Day during the Revolver Availability Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the total US Revolving Credit Exposures would exceed the total US Revolving Commitments. Each Letter of Credit shall be issued under the US Revolving Commitments, (ii) be denominated in Dollars or a Multicurrency other than Dollars and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the then latest Termination Date applicable to the US Revolving Facility, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions under the US Revolving Commitments hereof.

b.The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally, (iii) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, (iv) except as otherwise agreed by the Administrative Agent and the Issuing Lender, the Letter of Credit is to be denominated in a currency other than Dollars or a Multicurrency or (v) the Issuing Lender does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; provided that in the case of clause (ii) the Company may request for JPMorgan Chase Bank, N.A. to be designated as an Issuing Lender hereunder and such designation shall be effective upon acceptance by JPMorgan Chase Bank, which acceptance shall be deemed provided unless it violates one or more policies of JPMorgan Chase Bank, N.A.

Section 3.02.    Procedure for Issuance of Letter of Credit. The Company may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender (with a copy to the Administrative Agent) at its address for notices specified herein an Application therefor not later than 1:00 p.m. New York City time at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Issuing Lender, by personal delivery or by any other means acceptable to the Issuing Lender. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures, calculate the Multicurrency Equivalent of such Letter of Credit if it is to be denominated in a currency other than Dollars and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Company. The Issuing Lender shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

Section 3.03.    Fees and Other Charges.

a.The Company will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Rate then in effect with respect to Eurocurrency Loans under the US Revolving Facility, shared ratably among the Revolving Lenders and payable on each Quarterly Date and on the earlier of the date the Revolving Commitments terminate and the Termination Date, commencing on the first such date to occur after the issuance date. In addition, the Company shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable on each Quarterly Date and on the earlier of the date the Revolving Commitments terminate and the latest Termination Date, commencing on the first such date to occur after the issuance date.

b.In addition to the foregoing fees, the Company shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

Section 3.04.    L/C Participations.

a.The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each such L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s US Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each such L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Company in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Administrative Agent or the Issuing Lender upon demand at the

Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s US Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each such L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

b.If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender through the Administrative Agent on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the US Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant (through the Administrative Agent) with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

c.Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.04(a), the Administrative Agent receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

Section 3.05.    Reimbursement Obligations of the Company. If any draft is paid under any Letter of Credit, the Company shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 p.m., New York City time, on (i) the Business Day that the Company receives notice of such draft, if such notice is received on such day prior to 10:00 a.m., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Company receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the currency in which such Letter of Credit is denominated and in immediately available funds. If the Company fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall within two Business Days thereof notify each L/C Participant (with a copy to the Company) of the honor date, the amount of the unreimbursed drawing and the amount of such L/C Participant’s US Revolving Percentage thereof. Upon such notice, if such Letter of Credit is denominated in a currency other than Dollars, the Administrative Agent shall convert unpaid payment to Dollars using a spot exchange rate as reasonably determined by the Issuing Lender and set forth in such notice. For the avoidance of doubt, any payment by any L/C Participant shall be made in Dollars, irrespective of the currency of the underlying Letter of Credit. Upon such notice, the Company shall be deemed to have requested an ABR Borrowing to be disbursed on the honor date in an amount equal to the unreimbursed drawing, without regard to the minimum and multiples specified in Section 2.02(c) for the principal amount of ABR Loans, without the need for a Borrowing request but subject to the Revolving Credit Exposure and Revolving Commitments limitations set forth in Section 2.01(a) and the conditions set forth in Section 5.02. Interest shall be payable on any unpaid amount owing by the Company under this Section 3.05 from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.10(a) and (y) thereafter, Section 2.10(c).

Section 3.06.    Obligations Absolute. The Company’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Company may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person, including waiver by the Issuing Lender of any requirement that exists for the Issuing Lender’s protection and not the protection of the Company or any waiver by the Issuing Lender which does not in fact materially prejudice the Company, honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft and any payment made by the Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable. The Company also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Company’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Company agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Company and shall not result in any liability of the Issuing Lender to the Company.

Section 3.07.    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

Section 3.08.    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

Section 3.09.    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 3.10.    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Company for, and the Issuing Lender’s rights and remedies against the Company shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 3.11.    Role of the Issuing Lender. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in Section 3.06; provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that (i) as of the Closing Date and (ii) as of any other date such representations and warranties must be made hereunder:
Section 4.01.    Organization; Powers; Subsidiaries. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite organizational power and authority to carry on its business as now conducted in all material respects and (b) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Each Loan Party has all requisite organizational power and authority to enter into the Loan Documents to which it is a party and to carry out the Transactions. All of the Subsidiaries of the Company as of the Closing Date are identified in Schedule IV annexed hereto (which Schedule IV sets forth the exact legal name and jurisdiction of incorporation or organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party) and an identification of each Excluded Subsidiary as of the Closing Date has been so designated on said Schedule.

Section 4.02.    Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational and, if required, by all necessary shareholder or member action. This Agreement has been, and each other Loan Document will be, duly executed and delivered by the applicable Loan Party and constitutes

(or, when executed and delivered by the applicable Loan Party, will constitute) a legal, valid and binding obligation of the applicable Loan Party, enforceable against the applicable Loan Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03.    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or are immaterial, and (ii) any filings which are necessary to perfect the security interests created under the Collateral Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any other Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon the Company, any other Loan Party or any material assets of any Loan Party, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than the Liens created under the Collateral Documents in favor of Collateral Agent on behalf of Secured Parties.

Section 4.04.    Financial Condition; No Material Adverse Change

a.The Company has heretofore furnished to the Lenders the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal years ended December 31, 2013 and December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for each such fiscal year of the Company and its Subsidiaries, including the notes thereto, each prepared in accordance with GAAP applied on a consistent basis.

b.Since December 31, 2014, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

Section 4.05.    Properties.

a.Property Generally. Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Schedule VII hereto sets forth all Real Property owned by any Loan Party and located in the United States with a value, as of the Closing Date or the end of any Fiscal Quarter, as applicable, in excess of $10,000,000.

b.Intellectual Property. Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof and the conduct of the Company and its Subsidiaries’ businesses does not infringe upon the rights of any other Person, except for any such defects or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06.    Litigation and Environmental Matters.

a.Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

b.Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.07.    Compliance with Laws and Agreements.

Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Loan Party, nor any Subsidiary, nor, to the knowledge of a Responsible Officer of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or (c) operated, located, organized or resident in a Designated Jurisdiction.
Section 4.08.    Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to registration under, the Investment Company Act of 1940.

Section 4.09.    Taxes, Etc. The Company and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns and reports required to have been filed and have paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 4.11.    Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date made; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections may vary from actual results and that such variances may be material.

Section 4.12.    Use of Credit. The proceeds of the Loans shall be used (a) to refinance borrowings under the Existing Credit Agreement and (b) for working capital, acquisitions and other general corporate purposes; provided that the 2016 Term Loans may also be used to repay indebtedness under the Existing Notes. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock in violation of Registration T, U or X of the Board.

Section 4.13.    Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1994, unless flood insurance has been obtained thereafter and is in effect.

Section 4.14.    Matters Relating to Collateral.

(a)Creation, Perfection and Priority of Liens.

(i)The execution and delivery of the Collateral Documents by the Loan Parties (other than any Foreign Subsidiary Borrower) are effective to create in favor of the Administrative Agent or Collateral Agent, as the case may be, for the benefit of the appropriate Secured Parties, as security for the respective Secured Obligations, a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing or recording of any UCC financing statements or other Collateral Documents delivered to the Administrative Agent or Collateral Agent for filing or recordation (but not yet filed or recorded), any filings, recordings or other actions that may be necessary or desirable under foreign laws and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Administrative Agent or Collateral Agent.

(ii)Once executed and delivered pursuant to the terms of Section 6.09(b), each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

(b)Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of the Administrative Agent or Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Administrative Agent or Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 4.14(a) and except as may be required by applicable governmental rules in connection with an exercise of rights or remedies.

(c)Absence of Third-Party Filings. Except such as may have been filed in favor of the Administrative Agent or Collateral Agent as contemplated by Section 4.14(a) and filings for Liens permitted hereunder, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office (except as may have been filed (i) to secure Indebtedness which is no longer outstanding and (ii) with respect to commitments to lend which have been terminated).

(d)Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(e)Information Regarding Collateral. All information supplied to the Administrative Agent or Collateral Agent by or on behalf of the Company or any Subsidiary Guarantor with respect to the Collateral is accurate and complete in all material respects.

Section 4.15.    Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or other comparable term) of the Company under and as defined in the Existing Note Documents governing any Subordinated Indebtedness.

Section 4.16.    Patriot Act; Anti-Corruption Laws. To the extent applicable, the Company and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended from time to time, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended from time to time) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Section 4.17.    EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE V

CONDITIONS

Section 5.01.    Conditions to Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

a.Loan Documents. Each Borrower, the Administrative Agent, the Issuing Lender and the Lenders, shall have executed and delivered each Loan Document to which it is a party.

b.Loan Party Documents. The Company shall, and shall cause each other Loan Party to, deliver to the Administrative Agent and its counsel the following with respect to the Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

i.(A) Certified copies of the certificate or articles of incorporation or other appropriate organizational documents of such Person, each dated a recent date prior to the Closing Date or (B) a certification that such organizational documents have not changed since they were delivered pursuant to the Existing Credit Agreement;

ii.A good standing certificate from the Secretary of State or similar government official of its jurisdiction of incorporation or formation;

iii.(A) Copies of the bylaws or similar organizational documents of such Person certified by such Person’s corporate secretary or an assistant secretary (or the corporate secretary or an assistant secretary of the Company) as of the Closing Date or (B) a certification that such organizational documents have not changed since they were delivered pursuant to the Existing Credit Agreement;

iv.(A) Resolutions of the board of directors or similar governing body of the Company approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by the corporate secretary or an assistant secretary of the Company as being in full force and effect without modification or amendment and (B) a certification that the resolutions of each Subsidiary Guarantor delivered in connection with the Existing Credit Agreement remain in full force and effect without modification or amendment; and

v.Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party.

c.Approvals. On or prior to the Closing Date, (i) all necessary material governmental (domestic and foreign) and material Third Party approvals and/or consents required to enter into the Loan Documents and consummate the Transactions shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transactions, (ii) there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions and (iii) there shall be no actions, suits or proceedings pending or threatened that could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Loan Documents.

d.Security Interests in Pledged Collateral. The Administrative Agent shall have received evidence satisfactory to it that the Company and each Subsidiary Guarantor shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such registrations, filings and recordings (other than the filing or recording of items described in clause (iii) below) that may be necessary or, in the opinion of the Administrative Agent, reasonably desirable in order to create in favor of Collateral Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire Pledged Collateral. Such actions shall include the following:

i.delivery to Collateral Agent of accurate and complete updated schedules to the Guarantee and Collateral Agreement;

ii.to the extent not previously delivered, delivery to Collateral Agent of pledged notes and/or stock certificates representing all notes and capital stock included in the Pledged Collateral (which notes and stock certificates shall be accompanied by irrevocable undated transfer powers or stock powers (as applicable), duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent);

iii.to the extent not previously delivered, delivery to Collateral Agent of UCC financing statements with respect to the Collateral under the Guarantee and Collateral Agreement, for filing in the jurisdiction of organization or formation of each applicable Loan Party;

iv.(A) searches of UCC filings and IP Collateral in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than permitted by Section 7.02 and (B) tax lien, judgment and bankruptcy searches;

v.to the extent not previously delivered, delivery to the Collateral Agent of such customary intellectual property filings as requested by the Collateral Agent in respect of all federally registered and applied for patents, trademarks and copyrights owned by the Loan Parties that constitute Collateral and in form and substance reasonably satisfactory to the Collateral Agent;

vi.evidence that all other actions necessary or, in the reasonable opinion of Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Guarantee and Collateral Agreement have been taken, and the Guarantee and Collateral Agreement shall be in full force and effect.

e.Loan Parties. On the Closing Date, the Lenders shall have received a certificate certifying that, as of the Closing Date, the aggregate value of all assets of the Company and the Subsidiary Guarantors that are Domestic Subsidiaries, as certified by a Responsible Officer of the Company, shall be equal to at least 90% of the value of the Total Domestic Assets.

f.Opinions of Counsel to Loan Parties. The Lenders and their respective counsel shall have received original executed copies of one or more favorable written opinions of (i) General Counsel for the Company and (ii) O’Melveny & Myers LLP, special counsel for the Company and the Subsidiary Guarantors, each dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit D annexed hereto and such other matters as the Administrative Agent may reasonably request, and the Company hereby requests such counsel for Loan Parties to deliver such opinions, in each case addressed to the Administrative Agent and Collateral Agent in their capacities as such, and each of the Lenders; provided that , it is understood and agreed that the foregoing opinions shall only be required with respect to Subsidiary Guarantors domiciled in Delaware or California or otherwise having in excess of 7.5% of Total Domestic Assets.

g.Solvency Assurances. On the Closing Date, the Lenders shall have received a financial condition certificate dated the Closing Date, substantially in the form of Exhibit E annexed hereto and with appropriate attachments demonstrating that, after giving effect to the consummation of the Transactions, the Company and its Subsidiaries taken as a whole will be solvent.

h.Fees. The Company shall have paid to the Administrative Agent, for distribution (as appropriate) to Agents and Lenders, the fees payable on the Closing Date.

i.No Material Adverse Effect. There shall not have occurred any circumstance, development, event, condition, effect or change since December 31, 2014 that, individually or in the aggregate has resulted in a Material Adverse Effect.

j.Insurance. To the extent not previously delivered, the Administrative Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents.

k.Patriot Act. The Lenders shall have received, to the extent requested, at least ten Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

l.Financial Statements. The Lenders shall have received (i) the financial statements referred to in Section 4.04(a) and (ii) Projections for the Fiscal Year ending December 31, 2015 through the Fiscal Year ending December 31, 2019.

Section 5.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

a.the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (unless already qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specified date, as of such specified date);

b.at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing;

c.the Administrative Agent and, if applicable, the Issuing Lender, shall have received a Borrowing Request, or an Application, as applicable, in accordance with the requirements hereof;

d.with respect to any proposed Borrowing to any Foreign Subsidiary Borrower, the Administrative Agent shall have received a satisfactory legal opinion setting forth substantially the matters in the opinions designated in Exhibit D annexed hereto except as otherwise agreed by the Administrative Agent and such other matters as the Administrative Agent may reasonably request with respect to such Foreign Subsidiary Borrower; and

e.with respect to the 2016 Term Loan, receipt by the Administrative Agent of a duly completed certificate signed by a duly authorized officer of the Company, with calculations showing that the conditions under Section 2.06(d)(vii) will be satisfied on the date of such Borrowing.

Each Borrowing by, and issuance of a Letter of Credit on behalf of, the Borrowers shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

On and after the Closing Date, until the Commitments have expired or been terminated, no Letter of Credit remains outstanding and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full (other than any contingent indemnification obligations as to which no claim has been asserted), the Company covenants and agrees with the Lenders that:

Section 6.01.    Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

a.within 90 days after the end of each Fiscal Year (or such number of days within which the Company shall be required to file its Annual Report on Form 10-K for such Fiscal Year with the SEC, with regard to any extension of the SEC’s filing requirements pursuant to Rule 12b-25 or any applicable successor rules), (i) the audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) the Projections for the immediately following Fiscal Year;

b.within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company (or such number of days within which the Company shall be required to file its Quarterly Report on Form 10-Q for such Fiscal Quarter with the SEC, with regard to any extension of the SEC’s filing requirements pursuant to Rule12b-25 or any applicable successor rules), the consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year, all certified by a Responsible Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

c.concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Responsible Officer of the Company substantially in the form of Exhibit C hereto (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 7.09, (C) attaching a schedule setting forth the amount of Restricted Junior Payments used pursuant to Section 7.05 and the remaining portion available thereunder and (D) updating Schedules IV and VII hereof and Schedules 5 and 6 to the Guarantee and Collateral Agreement, as applicable;

d.promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

e.promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Company or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Company or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Company and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator of sponsor and the Company shall provide copies of such documents and notices to the Administrative Agent (on behalf of the Lenders) promptly after receipt thereof; and

f.promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (including accountants’ letters).

Financial statements and other information required to be delivered pursuant to Sections 6.01(a), 6.01(b) and 6.01(d) shall be deemed to have been delivered on the date such statements and information shall have been (i) posted by the Company on its website on the Internet at the website address www.corelogic.com or another website address provided by the Company in a written notice to the Administrative Agent, (ii) posted on a publicly available website maintained by or on behalf of the SEC for access to documents filed in the EDGAR database (the “EDGAR Website”) or (iii) posted on behalf of the Company on Syndtrak or similar site to which the Administrative Agent and all of the Lenders have been granted access; provided that (x) the Company shall deliver paper copies of such documents to the Administrative Agent for delivery by the Administrative Agent to any Lender that requests the Company to deliver such paper copies, until a written request to cease delivering paper copies is given by such Lender (through the Administrative Agent) and (y) the Company shall notify the Administrative Agent of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Loan Party with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it (through the Administrative Agent) or maintaining its copies of such documents.

Section 6.02.    Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

a.the occurrence of any Default;

b.the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any of its Affiliates which would reasonably be expected to result in a Material Adverse Effect;

c.the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $25,000,000;

d.the assertion of any environmental matter by any Person against, or with respect to the activities of, the Company or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect; and

e.any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 6.03.    Existence; Conduct of Business. The Company will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (a) the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 7.06 or (ii) the Company from reincorporating in another state of the U.S. as long as (A) the Company remains liable for all of its obligations under the Loan Documents and (B) the Company shall provide 30 days’ advance written notice (or shorter notice if acceptable to the Administrative Agent) to the Administrative Agent and comply with any reasonable request of the Administrative Agent in respect of Section 6.09(c) prior to the effectiveness of such reincorporation and (b) subject to Section 7.06(b), none of the Company or any Loan Party shall be required to preserve any right or franchise, or the corporate existence of any Subsidiary, if the board of directors of the Company or such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Loan Party, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Loan Party or the Lenders.

Section 6.04.    Payment of Obligations. The Company will, and will cause each other Loan Party to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05.    Maintenance of Properties. The Company will, and will cause each other Loan Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, in all material respects.

Section 6.06.    Books and Records; Inspection Rights. The Company will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 6.07.    Compliance with Laws and Agreements. The Company will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.08.    Insurance. The Company will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations; provided that the Company and its Subsidiaries may self-insure to the same extent as other companies of a similar size engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates and to the extent consistent with prudent business practice. Each such policy of insurance applicable to the Loan Parties shall (a) name the Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a lender loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss and provides for at least 30 days prior written notice to the Collateral Agent of any modification or cancellation of such policy. The provisions of this Section 6.08 shall be deemed supplemental to, but not duplicative of, the provisions of any Collateral Documents that require the maintenance of insurance.

Section 6.09.    Further Assurances; Additional Subsidiary Guarantors; Additional Collateral.

a.For each new Subsidiary (other than any Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (a), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), the Company will promptly (but, in any event, within 30 days following any such event (or such extended period of time as agreed by the Administrative Agent)) notify the Administrative Agent and the Collateral Agent of such event and (i) cause each such new Subsidiary to execute and deliver to the Administrative Agent and the Collateral Agent a counterpart of the Guarantee and Collateral Agreement, (ii) cause (A) the Capital Stock of each such new Subsidiary that is owned by any Loan Party (other than any Foreign Subsidiary Borrower), (B) the Capital Stock of each Domestic Subsidiary (other than any Excluded Domestic Subsidiary) of such new Subsidiary and (C) if such new Subsidiary owns 65% or more of the total combined voting power of all classes of Voting Stock of any Foreign Subsidiary (other than any Excluded Foreign Subsidiary), 65% of the Voting Stock and 100% of the non-Voting Stock of such Foreign Subsidiary, in each case, to be pledged under the Guarantee and Collateral Agreement and under any other pledge agreements or instruments that the Collateral Agent may reasonably request to effectuate such pledge, (iii) deliver customary intellectual property filings with respect to federally registered Intellectual Property owned by such Subsidiary as reasonably requested by the Administrative Agent in order to perfect the Collateral Agent’s security interest in such Intellectual Property, (iv) deliver such duly executed account control agreements as reasonably requested by the Administrative Agent in order to perfect the Collateral Agent’s security interest under the UCC in Collateral for which a control agreement is required for perfection (excluding, for the avoidance of doubt, accounts that are not required to be pledged under the Loan Documents); and (v) take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 5.01(d) as may be necessary or, in the opinion of the Collateral Agent, reasonably desirable to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and perfected First Priority Lien on all of the Collateral of each such Subsidiary described in the applicable forms of Collateral Documents.

b.The Company will, and will cause each Subsidiary Guarantor to, grant to the Collateral Agent for the benefit of the Secured Parties, Mortgages on Real Property not subject to a Lien permitted pursuant to

Section 7.02 (such Mortgages limited to unencumbered owned Real Property with a fair market value of $10,000,000 or more) as may be requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Collateral Documents”). All such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable First Priority Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. In the case of any Mortgages pursuant to this Section 6.09(b), the Company or the respective Subsidiary Guarantor shall deliver to the Collateral Agent:

i.a fully executed counterpart of such Mortgage and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgage and UCC fixture filings shall cover such Mortgaged Property, together with evidence that counterparts of such Mortgage and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

ii.a Mortgage Policy relating to such Mortgage of the respective Mortgaged Property, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount reasonably satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on such Mortgaged Property is a valid and enforceable First Priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances and other Liens permitted by Section 7.02, with such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Collateral Agent, (2) to include, as requested by the Collateral Agent, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and Swap Agreements with Lender Counterparties, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (3) except to the extent agreed by the Collateral Agent, to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

iii.to induce the title company to issue the Mortgage Policy referred to in clause (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title company, together with payment by the Company of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgage and issuance of such Mortgage Policy;

iv.to the extent requested by the Collateral Agent, a survey of such Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) dated not earlier than six months prior to the date of delivery thereof, (3) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent in its capacity as such and the title company, (4) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (5) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of clause (ii) above;

v.to the extent requested by the Collateral Agent, copies of all leases in which the Company or any Subsidiary Guarantor holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by the Collateral Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Collateral Agent); and

vi.prior to the execution of any such Mortgage, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto), including, without limitation, if any property is located in a special flood hazard area (A) notices to (and confirmations of receipt by) the Company as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (B) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

c.The Company will, and will cause each of the Subsidiary Guarantors to, at the expense of the Company, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys (solely in the case of a Mortgaged Property), reports, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Collateral Documents as the Collateral Agent may reasonably require and are necessary for the perfection or priority of the Liens intended to be granted by the Collateral Documents; provided that no Loan Party shall be required to make foreign filings or take similar actions under foreign laws or regulations. Furthermore, the Company will, and will cause the Subsidiary Guarantors to, deliver to the Collateral Agent such opinions of counsel, title insurance (solely in the case of a Mortgaged Property) and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 6.09 has been complied with.

d.If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Company and the Subsidiary Guarantors constituting Collateral, the Company will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

e.The Company agrees that each action required by clauses (b) through (d) of this Section 6.09 shall be completed as soon as possible, but in no event later than 90 days after such action is requested to be taken by the Administrative Agent or the Collateral Agent (unless extended by the Administrative Agent or the Collateral Agent, as the case may be, in its sole discretion); provided that in no event will the Company or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 6.09.

f.Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, but subject to the available grace period with respect to new Subsidiaries in paragraph (a) hereof, at the end of each Fiscal Quarter of the Company, the Company shall determine whether any Domestic Subsidiaries that are not currently Subsidiary Guarantors shall be required, pursuant to the provisions of Section 6.09(a), to become Subsidiary Guarantors and will, at the Company’s expense, cause each Subsidiary other than any Excluded Subsidiary to be a party to the Guarantee and Collateral Agreement and to execute and deliver any additional Collateral Documents and Guaranties necessary for the aggregate value of all assets of the Company and the Subsidiary Guarantors to be at least 90% of the value of the Total Domestic Assets at such time.

Section 6.10.    Credit Ratings. The Company will use its commercially reasonable efforts to maintain at all times monitored public ratings of the Facilities from each of Moody’s and S&P and a corporate family rating for the Company from each of Moody’s and S&P.

Section 6.11.    Anti-Corruption Laws. The Company shall, and shall cause its Subsidiaries to, conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010 and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 6.12.    Post-Closing Obligations. Within the time periods indicated on Schedule X hereto (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received the items listed on Schedule X hereto.

ARTICLE VII

NEGATIVE COVENANTS

On and after the Closing Date, until the Commitments have expired or terminated, no Letter of Credit remains outstanding and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted), the Company covenants and agrees with the Lenders that:
Section 7.01.    Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

a.Indebtedness under the Loan Documents;

b.Indebtedness under the Existing Notes;

c.Indebtedness of any Subsidiary to either the Company or to any other Subsidiary that is a Loan Party; provided that no incurrence of Indebtedness by a Subsidiary that is not a Loan Party shall be permitted pursuant to this clause (c) if, after giving effect thereto, the aggregate amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding pursuant to this clause (c) at such time, together with the aggregate amount of Guarantees by Loan Parties in respect of obligations of Subsidiaries that are not Loan Parties pursuant to Section 7.04(e) at such time, exceeds an amount equal to Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ended most recently prior to such date of incurrence for which financial statements are required to have been delivered pursuant to Section 6.01;

d.other Indebtedness existing on the Closing Date and, in the case of any such Indebtedness in a principal amount of $1,000,000 or more, listed on Schedule V;

e.Indebtedness of a Person that becomes a Subsidiary after the Closing Date as a result of an Acquisition permitted pursuant to Section 7.06(c) or (d); provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, (ii) the Total Leverage Ratio on a Pro Forma Basis (and giving effect to such Acquisition and any Indebtedness incurred in connection therewith) shall not exceed 0.25x less than the Total Leverage Ratio required pursuant to Section 7.09(a) at the time of such Acquisition and (iii) the aggregate principal amount of Indebtedness permitted under this clause (e) shall not exceed $350,000,000 at any one time outstanding; provided that, with respect to the Qualified

Acquisition, the requirement to be in compliance with Section 7.09(a) shall be a requirement to be in compliance with the Maximum Total Leverage Ratio as increased by .25 pursuant to the proviso in such Section 7.09;

f.Indebtedness of the Company or any Subsidiary secured by a Lien upon real property and/or related fixtures and personal property including insurance and condemnation proceeds, if any, and assignment of leases and rents, with respect thereto (which Indebtedness may be guaranteed by the Company); provided that (i) the holder of such Indebtedness has recourse only to such real property (and/or such fixtures and other property) or (ii) the aggregate principal amount of Indebtedness permitted under this clause (f) shall not exceed $75,000,000 at any one time outstanding;

g.Indebtedness that constitutes an Investment permitted by Section 7.03;

h.Guarantees permitted by Section 7.04 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Guarantees so extinguished;

i.obligations under Sale/Leaseback Transactions and Synthetic Leases permitted by Section 7.10;

j.Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

k.Indebtedness incurred in an Acquisition or Disposition permitted pursuant to Section 7.06 consisting of indemnification obligations or obligations in respect of purchase price or other similar adjustments;

l.Indebtedness (including intercompany Indebtedness among the Loan Parties and intercompany Indebtedness among Subsidiaries that are not Loan Parties) incurred in the ordinary course of business in respect of the Cash Management Practices;

m.Indebtedness consisting of the financing of, or providing support for, insurance premiums or lease payments in the ordinary course of business;

n.obligations in respect of bid, performance, stay, customs, appeal and surety bonds and performance and completion guarantees or similar obligations, in each case in the ordinary course of business;

o.Indebtedness in respect of Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

p.endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

q.Indebtedness consisting of promissory notes issued to future, present or former directors, officers, members of management, employees or consultants of the Company or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Company or any of its direct or indirect parent companies in an aggregate principal amount not to exceed $10,000,000 at any one time;

r.Indebtedness (including, without limitation, Capital Lease Obligations) incurred to finance the acquisition of fixed or capital assets (and any refinancings thereof that do not increase the principal amount thereof other than as a result of any accrued interest and fees in connection therewith) in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding;

s.Indebtedness of Foreign Subsidiaries of the Company in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

t.Indebtedness incurred in connection with a Securitization Financing in an aggregate amount not to exceed $250,000,000 at any time outstanding; provided that (i) such Indebtedness when incurred shall not exceed 100% of the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (ii) the aggregate amount of any Indebtedness outstanding pursuant to this Section 7.01(t), together with the aggregate principal amount of all Incremental Term Loans and Incremental Revolving Increases incurred pursuant to Section 2.06 subsequent to the First Amendment Effective Date shall not exceed $350,000,000;

u.other unsecured Indebtedness of the Company; provided that, (i) after giving effect to the incurrence thereof, the Company shall be in pro forma compliance with the financial covenant set forth in Section 7.09(a) (it being understood, for the avoidance of doubt, that the financial covenant set forth in Section 7.09(a) shall be calculated on a Pro Forma Basis) and (ii) any such Indebtedness in excess of $100,000,000 shall mature after the date that is six months after the Final Maturity Date in effect at the time of the issuance of such Indebtedness; provided that, with respect to the Qualified Acquisition, the requirement to be in compliance with Section 7.09(a) shall be a requirement to be in compliance with the Maximum Total Leverage Ratio as increased by .25 pursuant to the proviso in such Section 7.09; and

v.any extension, renewal or refinancing of the foregoing, subject to the limitations of the applicable provisions above (and thereafter including any such extension, renewal or refinancing in calculating any availability under any such provision).

Section 7.02.    Liens; Negative Pledge.

a.The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

i.Liens under and contemplated by the Collateral Documents, including, without limitation, UCC financing statements and UCC fixture filings filed in connection therewith;

ii.Liens in existence on the Closing Date and, in the case of any such Liens securing obligations in an amount of $1,000,000 or more, listed on Schedule VI;

iii.Permitted Encumbrances;

iv.Liens upon property of any Person which becomes a Subsidiary of the Company after the Closing Date, including any such Liens securing Indebtedness permitted pursuant to Section 7.01(e); provided that such Liens are in existence at the time such Person becomes a Subsidiary of the Company and were not created in anticipation thereof;

v.Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Section 7.01(r); provided that (A) such Liens are incurred prior to or within 270 days after the acquisition of such fixed or capital assets (or substantially contemporaneously with refinancings of such Indebtedness that do not increase the principal amount thereof) and (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to the property that is affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Indebtedness and the proceeds and the products thereof and individual financings or leases of equipment provided by one lender or lessor may be cross collateralized to other financings of equipment provided by such lender or lessor;

vi.Liens upon real property securing Indebtedness permitted by Section 7.01(f);

vii.Liens upon property of any Subsidiary of the Company securing Indebtedness of such Subsidiary to the Company or to another Subsidiary (which Subsidiary shall be a Loan Party if the debtor in respect of such Indebtedness is a Loan Party), as permitted by Section 7.01(c).

viii.Liens under Sale/Leaseback Transactions and Synthetic Leases permitted by Section 7.10; provided that no such Lien shall extend to or cover any property other than the property subject to such Sale/Leaseback Transactions and/or Synthetic Leases;

ix.Liens arising in the ordinary course of business (A) in connection with the Cash Management Practices, including Liens securing borrowings from financial institutions and their Affiliates to the extent specified in the definition of “Cash Management Practices” and (B) securing Indebtedness permitted by Section 7.01(l);

x.the rights reserved or vested by the Company or any of its Subsidiaries in any Person by the terms of any lease, license, franchise, grant or permit or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

xi.Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

xii.Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired or intended to be acquired as part of an Acquisition permitted pursuant to Section 7.03 to be applied against the purchase price for such Acquisition, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.06;

xiii.Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding leases entered into by any Loan Party in the ordinary course of business (and Liens consisting of the interests or title of the respective lessors thereunder);

xiv.assignments of the right to receive income effected as (i) part of the sale of a business unit or (ii) for collection purposes in the ordinary course of business;

xv.Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

xvi.Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business;

xvii.Liens on the assets of a Securitization Subsidiary securing Indebtedness under any Securitization Financing permitted under Section 7.01(t); provided that such Lien does not at any time encumber any property other than the property financed by such Indebtedness;

xviii.so long as no Default has occurred and is continuing, other Liens securing obligations in an aggregate amount not to exceed $125,000,000 at any time outstanding; and

xix.any extension, renewal or replacement of the foregoing, provided that the Liens permitted under this clause (xix) shall not be spread to cover any additional Indebtedness or obligations or property (other than a substitution of like property) and shall continue to be included in calculating any availability under each relevant preceding paragraph.

b.Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale or other Disposition, including a Securitization Financing, (ii) provisions in leases prohibiting assignment or encumbrance of the applicable leasehold interest, (iii) agreements granting Liens permitted by this Agreement, (iv) agreements in effect on the Closing Date, (v) provisions in Joint Venture agreements and other similar agreements entered into in the ordinary course of business, (vi) any agreement in effect at the time the Person becomes a Subsidiary so long as such agreement was not entered into in contemplation of the Person becoming a Subsidiary, (vii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (viii) any agreement amending, refinancing or replacing any of the foregoing (so long as any such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreement so amended, refinanced or replaced), neither the Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired to secure the Obligations.

Section 7.03.    Investments; Joint Ventures. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

a.the Company and its Subsidiaries may make and own Investments in Cash Equivalents;

b.the Company and its Subsidiaries may make loans and advances to officers, directors and employees of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding (i) to finance the purchases of Capital Stock of the Company and (ii) for additional purposes not contemplated by the foregoing clause (i);

c.the Company and its Subsidiaries may make and own Investments consisting of non-cash proceeds received by the Company or any of its Subsidiaries in connection with any Asset Sale or other Disposition permitted under Section 7.06 of this Agreement;

d.the Company and its Subsidiaries may continue to own the Investments owned by them on the Closing Date, and the Company and its Subsidiaries may make and own Investments purchased with the proceeds of the sale of any Investments permitted under this Agreement;

e.the Company and its Subsidiaries may make and own Investments made solely with Capital Stock of the Company; provided that the requirements (if any) of Section 6.09 have been or will be satisfied in accordance with Section 6.09;

f.any (i) Loan Party may make Investments in any other Loan Party, (ii) Subsidiary that is not a Loan Party may make Investments in any other Subsidiary that is not a Loan Party and (iii) Loan Party may make Investments consisting of loans or advances in any Subsidiary that is not a Loan Party to the extent permitted by Section 7.01(c);

g. any Loan Party may make Investments in any Subsidiary that is not a Loan Party to extent necessary in order to satisfy minimum capital or licensing requirements of any Governmental Authority;

h.the Company and its Subsidiaries may make and own Investments in Joint Ventures in an aggregate amount not exceeding $75,000,000 in any Fiscal Year;

i.the Company and its Subsidiaries may make and own Investments in National Joint Ventures in an aggregate amount (including the value of any assets transferred thereto) not exceeding $100,000,000 in any Fiscal Year and $250,000,000 in the aggregate during the term of this Agreement;

j.[reserved];

k.the Company and its Subsidiaries may make (x) Acquisitions made solely with the Capital Stock of the Company so long as the requirements (if any) of Section 6.09 have been or will be satisfied in accordance with Section 6.09 and (y) other Acquisitions so long as (i) prior to the consummation of any such Acquisition, the Company shall have delivered to the Administrative Agent (A) financial statements for the Company and its Subsidiaries for the four Fiscal Quarter period most recently ended for which financial statements are available (the “Pro Forma Test Period”), prepared on a pro forma basis as if such Acquisition had been consummated on the first day of the Pro Forma Test Period and which may give effect to the Company’s good faith estimate of any anticipated cost savings or increases as a result of the consummation thereof (as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the staff of the Securities and Exchange Commission and other adjustments as contemplated by the definition of Pro Forma Basis), and including, in the case of the Qualified Acquisition, Projections through the Final Maturity Date, and (B) a pro forma Compliance Certificate demonstrating that, on the basis of such pro forma financial statements, the Company would have been in compliance with all financial covenants set forth in Section 7.09 on the last day of the Pro Forma Test Period; provided that, with respect to the Qualified Acquisition, the requirement to be in compliance with Section 7.09(a) shall be a requirement to be in compliance with the Maximum Total Leverage Ratio as increased by .25 pursuant to the proviso in such Section 7.09 and (ii) the requirements (if any) of Section 6.09 have been or will be satisfied in accordance with Section 6.09;

l.the Company and its Subsidiaries may make advances, loans, rebates and extensions of credit to suppliers, customers and vendors in the ordinary course of business;

m.the Company and its Subsidiaries may receive and hold Investments in satisfaction or partial satisfaction of obligations owed thereto from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

n.the Company and its Subsidiaries may receive and hold Investments received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

o.the Loan Parties may make Investments in Excluded Subsidiaries in an aggregate amount for all such Investments under this clause (o) not to exceed $25,000,000 in any Fiscal Year plus the aggregate amount of any cash repayment of or return on such Investments received by the Loan Parties in such Fiscal Year;

p.the Company and its Subsidiaries may make any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Securitization Financing permitted by Section 7.01(t), including Investments of funds held in accounts permitted or required by the arrangements governing the Securitization Financing or any related Indebtedness; provided that any Investment in a Securitization Subsidiary is in the form of a purchase money note, contribution of additional Securitization Assets or equity investments; and

q.in addition to Investments otherwise expressly permitted by this Section, the Company and its Subsidiaries may make Investments in an aggregate amount not to exceed $50,000,000 an any time outstanding during the term of this Agreement.

Section 7.04.    Guarantees. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Guarantee, except:

a.the Company and its Subsidiaries may become and remain liable with respect to Guarantees in respect of the Guaranties;

b.the Company and its Subsidiaries may become and remain liable with respect to Guarantees in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Acquisitions, Asset Sales or other acquisitions or sales of assets;

c.the Company and its Subsidiaries may become and remain liable with respect to Guarantees under guarantees made in the ordinary course of business consistent with past practice of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;

d.the Company and its Subsidiaries may become and remain liable with respect to Guarantees in respect of any Indebtedness of the Company or any of its Subsidiaries permitted by Section 7.01;

e.the Company and its Subsidiaries may become and remain liable with respect to Guarantees in respect of any obligations of the Company or any of its Subsidiaries incurred in the ordinary course of business which do not constitute Indebtedness; provided that no Guarantee by a Loan Party in respect of obligations of any Subsidiary of the Company that is not a Loan Party shall be permitted pursuant to this clause (e) if, after giving effect thereto, the aggregate amount of Guarantees by Loan Parties in respect of obligations of Subsidiaries of the Company that are not Loan Parties pursuant to this clause (e) at such time, together with the aggregate principal amount of all Indebtedness of Subsidiaries of the Company that are not Loan Parties outstanding pursuant to Section 7.01(c) at such time, exceeds an amount equal to Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ended most recently prior to the date of incurrence of such Guarantee for which financial statements are required to have been delivered pursuant to Section 6.01;

f.the Company and its Subsidiaries, as applicable, may remain liable with respect to Guarantees in existence on the Closing Date and, in the case of any such Guarantees of $1,000,000 or more, described in Schedule VIII annexed hereto; and

g.the Company and its Subsidiaries may become and remain liable with respect to other Guarantees; provided that the maximum aggregate liability, contingent or otherwise, of the Company and its Subsidiaries in respect of all such Guarantees shall at no time exceed $100,000,000.

Section 7.05.    Restricted Junior Payments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (a) any Subsidiary may declare or make Restricted Junior Payments ratably with respect to any class of its Capital Stock and (b) the Company may make Restricted Junior Payments to repurchase, redeem, retire, cancel or otherwise acquire for value Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any future, present or former director, officer, member of management, employee or consultant of the Company or any of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) in an aggregate amount not to exceed $5,000,000 in any Fiscal Year and (c) so long as no Event of Default or Default has occurred and is continuing or would be caused thereby, the Company may make (i) other Restricted Junior Payments in an aggregate amount not to exceed $150,000,000 during any Fiscal Year and (ii) additional Restricted Junior Payments so long as, on a Pro Forma Basis after giving effect to any such Restricted Junior Payment (and any Indebtedness incurred in connection therewith), the Total Leverage Ratio is not more than 3.50:1:00.

Section 7.06.    Fundamental Changes; Disposal of Assets. The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or sell, transfer, lease or otherwise Dispose of any of its assets or Capital Stock (in each case, whether now owned or hereafter acquired), except:

a.the Company may merge into any other Person for purposes of reincorporation in another state of the U.S. as long as (A) the surviving Person assumes, whether by operation of law or otherwise, all of the Company’s obligations under the Loan Documents and the shareholders of the Company immediately prior to such merger become the shareholders or stockholders of the surviving Person upon such merger and (B) the Company shall provide 30 days’ (or such other period of time as agreed by the Administrative Agent) advance written notice to the Administrative Agent and comply with any reasonable request of the Administrative Agent in respect of Section 6.09(c) prior to the effectiveness of such reincorporation;

b.(i) any Subsidiary of the Company may be merged with or into the Company or any other Subsidiary of the Company and (ii) any Subsidiary of the Company may be liquidated, wound up or dissolved, or all or any part of its business, property or assets (including Capital Stock of any Subsidiary of the Company) may be conveyed, sold, leased, transferred or otherwise Disposed of, in one transaction or a series of transactions, to the Company or any other Loan Party; provided that (A) in the case of any such merger involving the Company, the Company shall be the continuing or surviving Person, (B) in the case of any such merger involving a Subsidiary and another Subsidiary, either (x) a Subsidiary Guarantor shall be the continuing or surviving Person or (y) the merger shall be among two Excluded Subsidiaries and (C) with respect to any liquidation, winding up or dissolution of a Borrower, such Borrower’s Obligations under this Agreement must be paid in full prior to the effectiveness of such liquidation, winding up or dissolution; and provided further that the Company and other Loan Parties shall be permitted to make Asset Sales to Subsidiaries which are not Loan Parties for fair market value in an aggregate amount not to exceed $150,000,000 in any Fiscal Year;

c.the Company and its Subsidiaries may merge or otherwise consolidate into a Third Party in order to consummate Acquisitions in accordance with Sections 7.03(e) or (k); provided that if the merger or consolidation involves the Company or another Loan Party, the Company or a Loan Party, as applicable, shall be the continuing or surviving Person;

d.the Company and its Subsidiaries may Dispose of obsolete, worn out or surplus property in the ordinary course of business and sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

e.the Company and its Subsidiaries may sell or otherwise Dispose of other assets in transactions in the ordinary course of business that do not constitute Asset Sales (other than dispositions of Securitization Assets);

f.the Company and its Subsidiaries may sell or otherwise Dispose of Securitization Assets (or a fractional undivided interest therein) in a Securitization Financing permitted under Section 7.01(t);

g.the Company and its Subsidiaries may make Asset Sales of assets for fair market value in an aggregate amount not to exceed $750,000,000 during the term of this Agreement; provided that (i) if after giving effect to any such Asset Sale the aggregate amount of Asset Sales in the then-current Fiscal Year exceeds $150,000,000, the Total Leverage Ratio on a Pro Forma Basis (and giving effect to such Asset Sale and the use of proceeds therefrom) shall not be more than 3.50:1.00, (ii) at least 75% of the Net Cash Proceeds from each such Asset Sale, shall be in the form of cash or Cash Equivalents, (iii) the consideration received in each such Asset Sale shall be in an amount at least equal to the fair value of the assets being sold and (iv) any non-cash consideration received by the Company or any of its Subsidiaries (other than an Excluded Subsidiary) in respect of any such Asset Sale in the form of Indebtedness of any Person in an amount in excess of $5,000,000 shall be evidenced by a promissory note which shall be pledged by the Company or the applicable Subsidiary to the Collateral Agent pursuant to the Guarantee and Collateral Agreement as security for the Secured Obligations; and

(h)    transactions that are Investments permitted under Section 7.03, subject to compliance with Sections 7.06(a) and (b) above to the extent applicable.

Section 7.07.    Lines of Business. The Company will not, nor will it permit any other Subsidiary to, engage to any material extent in any business other than the businesses of the type conducted by the Company and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

Section 7.08.    Transactions with Affiliates. The Company will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) customary fees, indemnities and reimbursement of costs paid to members of the board of directors of the Company or any of its Subsidiaries, (c) employment and severance arrangements between the Company or any of its Subsidiaries and their officers and employees in the ordinary course of business, (d) the payment of customary fees and indemnities to officers and employees of the Company and its Subsidiaries in the ordinary course of business, (e) Restricted Junior Payments permitted under Section 7.05 and (f) any transaction with a Securitization Subsidiary as part of a Securitization Financing permitted under Section 7.01(v).

Section 7.09.    Financial Covenants.

a.Maximum Total Leverage Ratio. The Company shall not permit the Total Leverage Ratio as of the last date of any Fiscal Quarter to exceed 4.50 to 1.00; provided that (i) such Total Leverage Ratio shall step down to (x) 4.25:1.00 starting with the Fiscal Quarter ending on June 30, 2016, (y) 4.00:1.00 starting with the Fiscal Quarter ending on June 30, 2017 and (z) 3:50:1.00 starting with the Fiscal Quarter ending on June 30, 2018 and (ii) such Total Leverage Ratio shall step up by .25 for each Fiscal Quarter as of and following the occurrence of the Qualified Acquisition; provided further that, if the option in clause (ii) is exercised, there shall be an additional step down of .25 starting with the Fiscal Quarter ending June 30, 2019, such that the Maximum Total Leverage Ratio permitted under this Section 7.09(a) is 3.50:1.00 for such Fiscal Quarter and each Fiscal Quarter thereafter.

b.Minimum Interest Coverage Ratio. The Company shall not permit the Minimum Interest Coverage Ratio for the four-Fiscal Quarter period ending on the last day of any Fiscal Quarter to be less than 3.00 to 1.00.

Section 7.10.    Sale/Leaseback Transactions and Synthetic Leases. The Company will not, nor will it permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction or Synthetic Lease, if, as a result thereof, the aggregate amount of rent and lease payments payable in any Fiscal Year by the Company and its Subsidiaries, at any one time under all such arrangements, would exceed $50,000,000.

Section 7.11.    No Restrictions on Subsidiary Distributions. Except as provided herein, the Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary (except, in the case of a Subsidiary that became a Subsidiary by means of an Acquisition permitted hereunder, restrictions or encumbrances that existed at the time such Subsidiary was acquired and which were not created in contemplation of such Acquisition) to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Company or any other Subsidiary of the Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary of the Company, (iii) make loans or advances to the Company or any other Subsidiary of the Company, or (iv) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Subsidiary or any of their respective businesses, (b) the Loan Documents, (c) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries, (d) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or other contract entered into by the Company or any of its Subsidiaries in the ordinary course of business, (e) restrictions on the transfer of any asset pending the close of the sale of such asset, (f) restrictions on the transfer of any asset in any agreement permitted by Section 7.02(b), (g) restrictions on the transfer of any asset subject to a Lien permitted by Section 7.02(a)(v), (h) customary provisions in joint venture agreements or other similar agreements applicable to Joint Ventures permitted under Section 7.03 and applicable solely to such Joint Venture entered into in the ordinary course of business, (i) any agreement governing Indebtedness of a Foreign Subsidiary permitted under Section 7.01(s), (j) any agreement governing a Securitization Financing permitted pursuant to Section 7.01(t), which restrictions are applicable only to the relevant Securitization Subsidiary, (k) any agreement or arrangement already binding on a Subsidiary when it is acquired, so long as such agreement or arrangement was not created in anticipation of such acquisition and (l) any agreement amending, refinancing or replacing any of the foregoing (so long as any such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreement so amended, refinanced or replaced).

Section 7.12.    Amendments of Documents Relating to other Indebtedness. The Company shall not amend or otherwise change, or consent to any amendment or change to, the terms of any Existing Notes or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to (i) increase the interest rate on such Existing Notes, (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (iii) change any event of default or condition to an event of default with respect thereto (other than the waiver of any such default by the holders of such Existing Notes to eliminate any such event of default or increase any grace period related thereto), (iv) change the redemption, prepayment or defeasance provisions thereof, (v) change any subordination provisions thereof (or of any guaranty thereof or guaranty requirements with respect thereto other than to release such guaranty), (vi) change or add any collateral therefor (other than to release such collateral), (vii) add any financial maintenance covenant thereto, or (viii) together with all other amendments or changes made, increase materially the obligations of the obligor thereunder or confer any material additional rights on the holders of such Existing Notes (or a trustee or other representative on their behalf) which would be adverse to the Company or Lenders (as determined by the Administrative Agent in its reasonable judgment).

Section 7.13.    Sanctions. A Borrower shall not directly or, to the knowledge of a Responsible Officer of the Company, indirectly, use any Borrowing or any Letter of Credit or the proceeds of any Borrowing or any Letter of Credit, or lend, contribute or otherwise make available such Borrowing or Letter of Credit or the proceeds of any Borrowing or any Letter of Credit to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by the Company or its Subsidiaries (or any Person participating in the transaction, whether as Lender, Joint Lead Arranger, Administrative Agent, Collateral Agent, Issuing Lender or otherwise) of Sanctions.

Section 7.14.    Anti-Corruption Laws. A Borrower shall not, directly or indirectly, use any Borrowing or any Letter Credit or the proceeds of any Borrowing or any Letter of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:
a.a Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

b.a Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

c.any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

d.a Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), Section 6.02(e) or in Article VII;

e.any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article) and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Company;

f.(i) the Company or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (beyond any applicable grace period expressly set forth in the governing documents); or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after taking into account any applicable grace period) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that an event or condition described in this paragraph (f) shall not include any conversion or exchange of, or satisfaction or occurrence of a contingency, event or condition resulting in the holders’ right to convert or exchange, any Convertible Securities of the Company or any Subsidiary of the Company or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, (x) the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $55,000,000 and (y) the Company and its Subsidiaries fail to make any payment thereunder when and as the same shall become due and payable;

g.an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any other Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any other Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

h.the Company or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

i.the Company or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

j.one or more judgments for the payment of money in an aggregate amount in excess of $55,000,000 (net of any amounts that a reputable and credit-worthy insurance company has acknowledged liability for in writing) shall be rendered against the Company or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any of its Subsidiaries to enforce any such judgment;

k.an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

l.a Change of Control shall occur; or

m.at any time after the execution and delivery thereof:

i.any of the Collateral Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than with respect to Collateral the aggregate value of which is less than $5,000,000), in favor of the Collateral Agent, superior to and prior to the rights of all Third Parties (except as permitted by Section 7.02), and subject to no other Liens (except as permitted by Section 7.02), except as a result of the Administrative Agent’s failure (other than as a result of actions or omissions requested by any Loan Party) to maintain possession of any stock certificates, promissory notes or other instruments actually delivered to it under the Guarantee and Collateral Agreement; or

ii.any provision of the Guarantee and Collateral Agreement or any guaranty entered into by a Subsidiary of the Company pursuant to Section 6.09 for any reason, other than the satisfaction in full of all obligations of the Loan Parties under the Loan Documents, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, as to any material portion of Subsidiary Guarantors and other Subsidiaries guaranteeing the obligations of the Loan Parties under the Loan Documents, or (b) or any Subsidiary Guarantor, or any Person acting for or on behalf of a Subsidiary Guarantor, shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Guarantee and Collateral Agreement or any guaranty entered into by a Subsidiary of the Company pursuant to Section 6.09 for any reason; or

iii.any Loan Party shall deny in writing its obligations under any Loan Document to which it is a party;

then, and in every such event (other than an event with respect to the Company described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, (i) by notice to the Company, take either or both of the following actions, at the same or different times: (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and/or (ii) by notice to the Collateral Agent (which notice shall not be necessary if the Person serving as the Collateral Agent is also the Person serving as the Administrative Agent), instruct the Collateral Agent to enforce all of the Liens and security interests created pursuant to the Collateral Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto).
After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be cash collateralized as set forth above) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.18, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit fees) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees and interest on the Loans, L/C Obligations and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Obligations and Secured Obligations then owing under Secured Hedging Agreements and to the Administrative Agent for the account of the Issuing Lender, to provide cash collateral for that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise provided by the Company, in each case ratably among the Administrative Agent, the Lenders, the Issuing Lender and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Company as otherwise required by Law.
Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01.    Appointment and Authority.

a.Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and except with respect to Section 9.06 and the last paragraph of Section 9.10, the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

b.The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a Lender Counterparty) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.03, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

a.shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

b.shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

c.shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

d.shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Section 10) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the Issuing Lender; and

e.shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

Section 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06.    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (ii) the retiring Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 9.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Bookrunners, Co-Documentation Agents and Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 9.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise,

a.to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.03, 3.07, 3.09 and 10.03) allowed in such judicial proceeding; and

b.to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.09 and 10.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender or in any such proceeding. The Administrative Agent is not authorized to credit bid any Obligation held by any Lender or the Issuing Lender in a proceeding under any Debtor Relief Law without the prior consent of such Lender or the Issuing Lender, as applicable.
Section 9.10.    Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Lender Counterparties) and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,

a.to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.02;

b.to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

c.to release any Collateral or Guaranties under the circumstances described in Section 10.12; and

d.to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(a)(v).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable

Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
Section 9.11.    Specified Cash Management Agreements and Secured Hedging Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Lender Counterparty that obtains the benefits of Article VIII or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty.

ARTICLE X

MISCELLANEOUS

Section 10.01.    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

a.if to the Company, to it at CoreLogic, Inc., 40 Pacifica, Ste. 900, Irvine, California 92618, Attention of David Hayes (Telecopier No.: (949) 214-1010; Telephone No.: (949) 214- 1115), with a copy to the General Counsel (Telecopier No.: (949) 214-1030; Telephone No.: (949) 214-1012);

b.if to the Administrative Agent, to Felicia Brinson, Bank of America, N.A., Agency Management, 135 N. LaSalle Street, Chicago, Illinois 60603, Attention Corelogic, Loan and Agency Services (Telephone No.: (312) 828-7299; Telecopy No.: (877) 216-2432); and

c.if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Company and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Section 10.02.    Waivers; Amendments.

a.No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders and the Collateral Agent under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

b.Amendments. No Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Reimbursement Obligation, reduce the rate of interest thereon (except any waiver of the applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) except as expressly provided herein, alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans, without the written consent of each Lender directly affected thereby, (v) release all or substantially all of the Collateral (except as expressly provided in the Loan Documents) under the Collateral Documents without the written consent of each Lender, (vi) release all or substantially all of the Guarantees under the Guaranties or release the Company (including any Guarantees by the Company of the Foreign Subsidiary Borrowers) from its Obligations under the Loan Documents without the written consent of each Lender, (vii) amend, modify or waive any provision of Section 2.18 or the definition of the term “Defaulting Lender” without the written consent of the Administrative Agent and the Issuing Lender (for the avoidance of doubt, this clause (vii) shall be the only clause in this proviso applicable to any such amendment, modification or waiver of Section 2.18 or the definition of the term “Defaulting Lender”), (viii) change any of the provisions of this Section 10.02(b) or the definition of the term “Required Lenders” or the last sentence of Section 9.09 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (ix) amend, modify or waive any provision of Article III without the written consent of the Issuing Lender or (x) amend, modify or waive any provision of Section 7.5 of the Guarantee and Collateral Agreement without the written consent of each Lender directly and adversely affected thereby; and provided, further, that (y) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (z) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (C) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

c.Dissenting Lender. Notwithstanding anything to the contrary contained in this Section 10.02, in the event that the Company requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders or all of the Lenders under a particular Facility and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Company and the Required Lenders, the Company and the Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders that did not agree to the modification or amendment requested by the Company (such Lender or Lenders, collectively the “Dissenting Lenders”) to provide (subject to the payment of the Obligations to the Dissenting Lenders as described in clause (iii) below) for (i) the termination of the Revolving Commitment of each of the Dissenting Lenders, (ii) the addition to this Agreement of one or more other financial institutions, or an increase in the Revolving Commitment or Term Loans of one or more of the Required Lenders (with the written consent thereof), so that the aggregate Revolving Commitments and Term Loans after giving effect to such amendment shall be in the same amount as the aggregate Revolving Commitments and Term Loans immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full in cash, at par, the outstanding Obligations of the Dissenting Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (i), (ii) and (iii).

d.Notwithstanding the foregoing, (x) additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Company may be released from, the Guarantee and Collateral Agreement and the Collateral Documents in accordance with the provisions thereof without the consent of the other Loan Parties party thereto or the Required Lenders and (y) the Administrative Agent and the Company may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

Section 10.03.    Expenses; Indemnity; Damage Waiver.

a.Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

b.Indemnification by the Company. The Company shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, or, in the case of the Administrative Agent and its Related Parties only, the administration of the Loan Documents, (ii) any Loan or Letter of Credit or the use or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit)), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are Indemnified Taxes, Excluded Taxes or Taxes with respect to which additional amounts are payable pursuant to Section 2.12 (other than, for the avoidance of doubt, any such Taxes that are incurred as a result of an Indemnitee’s receipt of any payment pursuant to this Section 10.03(b)).

c.Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Lender or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding (or, if any such Term Loans have not yet been funded, the total Term Commitments then in effect) and (ii) the total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the total Revolving Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that any such unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Lender or any Related Party of any of the foregoing acting for the Administrative Agent, Collateral Agent or the Issuing Lender in connection with such capacity.

d.Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, and without derogating the Indemnitees’ rights to indemnity under this Section, the Borrowers on the one hand, and the Indemnitees, on the other hand, shall not assert (and the Borrowers shall cause their Subsidiaries not to assert), and hereby waive, any claim against any of the others, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
e.Payments. All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

f.Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent, the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.04.    Successors and Assigns.

a.Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.04(b), (ii) by way of participation in accordance with the provisions of Section 10.04(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.04(f), or (iv) to an SPV in accordance with the provisions of Section 10.04(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. The parties hereby agree that Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to the Company, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

b.Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.04(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

i.Minimum Amounts.

A.in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

B.in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000, in the case of any assignment in respect of any Revolving Facility, or $1,000,000, in the case of any assignment in respect of any Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

ii.Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

iii.Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

A.the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

B.the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

C.the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

iv.Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

v.No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries;

vi.No Assignment to Natural Persons or Defaulting Lenders. No such assignment shall be made to a natural person or a Defaulting Lender;

vii.Assignment to a person that is a resident of Australia or that is a “financial institution” resident in certain jurisdictions. In the case of any assignment in respect of a Multicurrency Revolving Commitment or Multicurrency Revolving Loan which is denominated in Australian Dollars, such assignment shall only be made to a Person who is:

A.a resident of Australia for the purposes of the Australian Tax Act (other than a person who as an assignee will succeed to the rights and obligations of any Lender in the course of carrying on business in a country outside Australia at or through a permanent establishment of the person in that country); or

B.a non-resident of Australia for the purposes of the Australian Tax Act who as an assignee will succeed to the rights and obligations of any Lender in the course of carrying on business in Australia at or through a permanent establishment of the non-resident in Australia; or

C.a United States corporation and a bank that is unrelated to and dealing wholly independently with the Australian Borrower; or

D.a United States corporation and an enterprise substantially deriving its profits by raising debt finance in the financial markets or by taking deposits at interest and using those funds in carrying on a business of providing finance that is unrelated to and dealing wholly independently with the Australian Borrower; or

E.a resident for tax purposes of either the United Kingdom, Norway, Finland, France, Japan, South Africa or New Zealand that is a bank that is unrelated to and dealing wholly independently with the Australian Borrower; or

F.a resident for tax purposes of either the United Kingdom, Norway, Finland, France, Japan, South Africa or New Zealand that is an enterprise substantially deriving its profits by raising debt finance in the financial markets or by taking deposits at interest and using those funds in carrying on a business of providing finance that is unrelated to and dealing wholly independently with the Australian Borrower; or

G.the Japan Bank for International Cooperation or the Nippon Export and Investment Insurance.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d)
c.Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations and stated interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

d.Participation. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Company, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) in the case of any participation in respect of a Multicurrency Revolving Commitment or Multicurrency Revolving Loan which is denominated in Australian Dollars, such Participant is a person who qualifies under one of the categories listed in Section 10.04(b)(vii). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.02 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.15. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, the Company and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

e.Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with the relevant Borrower’s or the relevant Borrower’s prior written consent or (ii) such entitlement to receive a greater payment results from a Change in Law made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.14 unless the relevant Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.14(f) as though it were a Lender.

f.Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

g.Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPV”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, and (ii) if an SPV elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.15(d). Each party hereto hereby agrees that (i) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.12), (ii) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPV may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPV. Each Granting Lender, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register on which it enters the name and address of each SPV and the principal amounts (and stated interest) of each SPV’s interest in any Loan (the “SPV Register”); provided that no Lender shall have any obligation to disclose all or any portion of the SPV Register to any Person (including the identity of any SPV or any information relating to an SPV’s interest in any Loans except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the SPV Register shall be conclusive, and such Granting Lender, the Company and the Administrative Agent shall treat each person whose name is recorded in the SPV Register pursuant to the terms hereof as the owner of the relevant Loan or portion thereof for all purposes of this Agreement, notwithstanding notice to the contrary.

h.Resignation as Issuing Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time either of Bank of America or JPMorgan Chase Bank, N.A. assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 10.04(b), Bank of America or JPMorgan Bank, N.A., as applicable, may, upon 30 days’ notice to the Company and the Lenders, resign as Issuing Lender. In the event of any such resignation as Issuing Lender, the Company shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America or JPMorgan Bank, N.A., as applicable, as Issuing Lender. If either of Bank of America or JPMorgan Bank, N.A. resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed amounts pursuant to Section 3.05). Upon the appointment of a successor Issuing Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or JPMorgan Chase Bank, N.A., as applicable, to effectively assume the obligations of Bank of America or JPMorgan Chase Bank, N.A., as applicable, with respect to such Letters of Credit.

Section 10.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection therewith shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders and the Administrative Agent and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08.    Right of Setoff.

a.If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any guarantor shall be applied to any Excluded Swap Obligations of such guarantor. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

b.NOTWITHSTANDING THE FOREGOING SECTION 10.08(a), AT ANY TIME THAT THE LOANS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THIS AGREEMENT, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SECTION 10.08(b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND ADMINISTRATIVE AGENT HEREUNDER.

Section 10.09.    Governing Law; Jurisdiction; Etc.

a.Governing Law. This Agreement and the other Loan Documents shall, except as otherwise provided in any Mortgage, be construed in accordance with and governed by the law of the State of New York.

b.Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

c.Waiver of Venue. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

d.Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in any Loan Document will affect the right of any party to any Loan Document to serve process in any other manner permitted by law.

Section 10.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12.    Releases of Guaranties and Liens.
At such time as the Loans, the Reimbursement Obligations and the other obligations (other than any contingent indemnification obligations as to which no claim has been asserted) under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
Section 10.13.    Treatment of Certain Information; Confidentiality.

a.Treatment of Certain Information. The Company acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of its Subsidiaries (in connection with this Agreement, the other Loan Documents or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Company hereby authorizes each Lender to share any information delivered to such Lender by the Company and its Subsidiaries pursuant to this Agreement and the other Loan Documents, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

b.Confidentiality. Each of the Administrative Agent, the Lenders and each SPV agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (vi) subject to an agreement in writing containing provisions substantially the same as those of this paragraph and for the benefit of the Borrowers, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and its obligations, (vii) with the consent of the Borrowers, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or (ix) on a confidential basis to (A) any rating agency in connection with rating the Company or its Subsidiaries or the Facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent or the Issuing Lender to deliver materials provided by the Company under Section 6.01 or notices to the Lenders or (C) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Facilities provided hereunder. For the purposes of this paragraph, “Information” means all information received from the Company relating to the Company, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the Closing Date, such information is clearly identified at or prior to the time of delivery as confidential. Any Person that is required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Section 10.14.    USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), such Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with said Act.

Section 10.15.    Marshalling; Payments Set Aside. None of the Administrative Agent, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the obligations of the Loan Parties under the Loan Documents. To the extent that the Borrowers make a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent for the benefit of Lenders), or the Administrative Agent, the Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.16.    Judgment Currency. The obligations of any Loan Party in respect of any sum due to the Administrative Agent, any Issuing Lender or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which such sum originally due to such party is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may in accordance with normal banking procedures purchase the original currency with the judgment currency. If the amount of the original currency so purchased is less than the sum originally due to such party in the original currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to such party to this Agreement, such party agrees to remit to the Loan Party, as the case may be, such excess. This covenant shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

Section 10.17.    No Advisory or Fiduciary Responsibility. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers or any Foreign Subsidiary Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers or any Foreign Subsidiary Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

Section 10.18.    Electronic Execution. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 10.19.    No Novation; Reaffirmation and Continuation of Security Interests. Each Borrower agrees that this Agreement amends and restates and is substituted for (and is not executed in novation of) the Existing Credit Agreement and that the outstanding obligations of the Loan Parties under the Existing Credit Agreement are now evidenced by this Agreement. All “Loans” and “Borrowings” made and “Obligations” incurred under (and as defined in) the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans, Borrowings and Obligations under (and shall be governed by the terms of) this Agreement and under the other Loan Documents. Without limitation of the foregoing, each Borrower acknowledges, confirms and agrees that it (a) is responsible for the Obligations hereunder in its capacity as a Borrower and (b) created Liens on the Collateral in favor of the Administrative Agent for the benefit of the Lenders and the other parties secured pursuant to the Collateral Documents to secure its obligations hereunder and under the other Loan Documents to which it is a party. Each Borrower acknowledges that it has reviewed the terms and provisions of this Agreement, and consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to this Agreement and reaffirms its obligations with respect to the payment and performance of all such Obligations which are obligations of such Borrower now or hereafter existing. Each Borrower reaffirms its grant to the Collateral Agent for the benefit of the Lenders and the other parties secured pursuant to the Collateral Documents a continuing Lien on and security interest in and to such Borrower’s right, title and interest in, to an under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations of such Borrower (whether stated at maturity, by acceleration or otherwise).

Section 10.20.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.
CORELOGIC, INC.
By:    ________________________________
Name:
Title:
U.S. Federal Tax Identification No.: 95-1068610

Executed by CORELOGIC AUSTRALIA PTY LIMITED in accordance with Section 127 of the
Corporations Act of 2001 (Cth)
By
Signature of Director
____________________________
Full name of Director

By	____________________________
Signature of Director/Secretary
____________________________
Full name of Director/Secretary

BANK OF AMERICA, N.A., individually and as the Administrative Agent
By:    _______________________________
Name:
Title:

Schedule IB

Term Lenders and Term Commitment

Schedule IB
Term Lenders and Term Commitments

Lender	Term Commitment	Applicable Percentage of Term Loan Commitments	2016 Term Commitment	Applicable Percentage of 2016 Term Loan Commitments
Bank of America, N.A.	$72,857,142.86	8.571428572%	$62,732,143.00	11.948979619%
JPMorgan Chase Bank, N.A.	$72,857,142.86	8.571428572%	$22,732,143.00	4.329932000%
Wells Fargo Bank, National Association	$72,857,142.86	8.571428572%	$22,732,143.00	4.329932000%
Royal Bank of Canada	$72,857,142.86	8.571428572%
SunTrust Bank	$72,857,142.86	8.571428572%	$22,732,143.00	4.329932000%
U.S. Bank National Association	$72,857,142.86	8.571428572%	$22,732,143.00	4.329932000%
MUFG Union Bank, N.A.	$42,500,000.00	5.000000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.			$51,823,322.00	9.871108952%
Citibank, N.A.	$42,500,000.00	5.000000000%	$16,593,750.00	3.160714286%
PNC Bank National Association	$42,500,000.00	5.000000000%
Comerica Bank	$33,392,857.14	3.928571428%	$9,752,233.00	1.857568190%
BMO Harris Bank N.A.	$33,392,857.14	3.928571428%	$17,252,233.00	3.286139619%
Fifth Third Bank	$33,392,857.14	3.928571428%
Sumitomo Mitsui Banking Corporation	$29,294,642.85	3.446428571%	$23,848,550.00	4.542580952%
Citizens Bank, N.A.	$24,285,714.28	2.857142856%
KeyBank National Association	$21,250,000.00	2.500000000%
Bank of the West	$15,178,571.43	1.785714286%	$46,569,197.00	8.870323238%
Bank of East Asia, Limited, New York Branch	$15,178,571.43	1.785714286%
Eastern Bank	$9,107,142.86	1.071428572%
Taiwan Cooperative Bank, Ltd.	$9,107,142.86	1.071428572%
FirstMerit Bank, N.A.	$9,107,142.86	1.071428572%	$5,000,000.00	0.952380952%
Hua Nan Commercial Bank Ltd., Los Angeles Branch	$9,107,142.86	1.071428572%
Taiwan Business Bank, Los Angeles Branch	$6,071,428.57	0.714285714%
Bank of Taiwan	$6,071,428.57	0.714285714%
Central Pacific Bank	$6,071,428.57	0.714285714%
First National Bank of Omaha	$6,071,428.57	0.714285714%

California First National Bank	$6,071,428.57	0.714285714%
American Savings Bank, F.S.B.	$5,616,071.43	0.660714286%
Manufacturers Bank	$4,553,571.43	0.535714286%
E. Sun Commercial Bank, Ltd.	$3,035,714.28	0.357142856%
Capital One, National Association			$71,000,000.00	13.523809524%
Commonwealth Bank of Australia, New York Branch			$50,000,000.00	9.523809524%
TD Bank, National Association			$32,500,000.00	6.190476190%
City National Bank			$24,000,000.00	4.571428571%
Stifel Bank and Trust			$20,000,000.00	3.809523810%
CTBC Bank Co., Ltd. New York Branch			$3,000,000.00	0.571428571%
Total	$850,000,000.00	100.000000000%	$525,000,000.00	100.000000000%

Exhibit F

Form of Interest Election Request

[See Attached]

EXHIBIT F
to the Credit Agreement

FORM OF INTEREST ELECTION REQUEST
Reference is made to that certain Amended and Restated Credit Agreement, dated as of April 21, 2015 (as the same may be amended, restated or otherwise modified from time to time, the (“Credit Agreement”), among CORELOGIC, INC. (the “Company”), CORELOGIC AUSTRALIA PTY LIMITED, the other FOREIGN SUBSIDIARY BORROWERS from time to time party thereto, the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other agents party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower (the “Borrower”) hereby gives this Interest Election Request irrevocably, pursuant to Section 2.05 of the Credit Agreement. The Borrower hereby notifies you of the following (check and/or complete the applicable item):

Pursuant to the Credit Agreement, the Borrower submits this request with respect to the following Borrowing(s):
(i)    A [Revolving Loan] [Closing Date Term Loan] [2016 Term Loan] Borrowing in the amount of $___________ to be [converted][continued] on ____________, 20__.1
(ii)    Such Borrowing will be of the following Type: [ABR Borrowing] [Eurocurrency Borrowing]
(iii)    If the Borrowing will be a Eurocurrency Borrowing, the Interest Period for such Borrowing will be [____ month(s)].
(iv)    If the Borrowing will be a Eurocurrency Loan, in the following currency: ________________________.
[BORROWER]
By:
Name:
Title:

1 The Borrower shall note the effective date of the election made pursuant to this Interest Election Request, which shall be a Business Day.